Exhibit 4(f)

CONSTRUCTION AND TERM
LOAN AGREEMENT

     dated as of September 27, 2006

among

MERRILL LYNCH CAPITAL,

     a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger,
the Lenders,

and

LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC

as Borrower

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EXHIBITS

A	–	Land
B	–	Form of Certificate of Compliance
C	–	Form of Draw Request
D	–	Form of Affidavit of Commencement
E	–	Form of Affidavit of Completion
F	–	Budget

SCHEDULES

1.1	–	Commitments
3.1 (e)	–	Governmental Approvals
3.1 (f)	–	Operating Contracts
4.28	–	Subsidiaries

v

CONSTRUCTION AND TERM LOAN AGREEMENT

          This CONSTRUCTION AND TERM LOAN AGREEMENT is dated as of September 27, 2006, among LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC, a limited liability company organized and existing under the laws of the State of Texas having its principal office at 1012 Austin Street, Levelland, Texas 79336 (together with its successors and permitted assigns, “Borrower”), each of Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 11.20 hereof (individually, together with its successors and assigns, a “Lender” and collectively, “Lenders”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, Chicago, IL 60601, as administrative agent for Lenders (in such capacity, “Administrative Agent”).

          In consideration of $10, other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the covenants and agreements herein contained, Borrower, Administrative Agent and each Lender hereby agree as follows, intending to be legally bound:

ARTICLE I. DEFINITIONS

          Section 1.1       Specific Terms.      In addition to terms defined elsewhere in this Construction and Term Loan Agreement, when used herein, the following terms shall have the following meanings:

          “Administrative Agent” is defined in the introductory paragraph hereof.

          “Advance” means a disbursement by Administrative Agent, whether by journal entry, deposit to Borrower’s account, check or wire transfer to third party, or otherwise, of any of the proceeds of the Loan.

          “Adverse Environmental Condition” means (a) the existence or the continuation of the existence of an Environmental Contamination (including a sudden or non-sudden accidental or non-accidental Environmental Contamination), or exposure to any substance, chemical, material, pollutant, Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including without limitation, the air, ground, water or any surface) at, in, by, from or related to any Collateral, (b) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Collateral, or (c) the violation, or alleged violation, of any Environmental Law, permits or licenses of, by or from any Governmental Agency relating to environmental matters connected with any of the Collateral.

          “Affidavit of Commencement” means the affidavit substantially in form and substance as set forth on Exhibit D attached hereto or as otherwise acceptable to Administrative Agent.

          “Affidavit of Completion” means the affidavit substantially in form and substance as set forth on Exhibit E attached hereto or as otherwise acceptable to Administrative Agent.

          “Affiliate” of any Person means any Person directly or indirectly controlled by, controlling or under common control with such first Person. For the purposes of this definition “control” of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing 25% or more of the power to vote in the election of directors, managers or Persons performing similar functions (other than as a limited partner of such other Person) and (b) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

          “Allocations” means the line items set forth in the Budget for which Advances of Loan proceeds may be made.

          “Appraisal” means a current appraisal prepared by a qualified appraiser, who is designated as an MAI appraiser by the Appraisal Institute, and who is licensed in the state in which the Land is located and who is completely independent from each Credit Party and each Affiliate of any Credit Party, in scope and substance acceptable to Administrative Agent, in conformity with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the requirements of Administrative Agent, and approved in accordance with any requirements of Administrative Agent.

          “Approved Fund” means, with respect to Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, operates or manages such Lender.

          “Assignment and Acceptance” means an agreement by which an assignment is made pursuant to Section 11.20 hereof, in form and substance reasonably satisfactory to Administrative Agent.

          “Assignment Fee” is defined in Section 11.20(a).

          “Bankruptcy Code” means the Bankruptcy Code of the United States.

          “Bankruptcy Event” means any of the following: (a) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (b) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within 60 days after filing; (c) any Credit Party shall make a general assignment for the benefit of creditors; (d) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; (e) any Credit Party shall be adjudicated a bankrupt or insolvent; (f) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (g) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

          “Borrower” is defined in the introductory paragraph hereof.

          “Borrower’s Deposit” means such cash amounts as Administrative Agent may deem necessary for Borrower to deposit with it in accordance with the provisions of Section 2.8(e).

          “Borrower’s Equity” means the amount or amounts shown in the Budget which are required to be contributed by Borrower and utilized for the purposes reflected in the Budget. The amount of Borrower’s Equity as of the Closing Date shall not be less than $29,140,000 plus, if applicable, the additional amount required pursuant to Section 3.1(g).      For purposes of this Loan Agreement, the amount of the Rex Subordinated Debt shall be included as part of the Borrower’s Equity.

          “Budget” means a budget prepared by Borrower, in form and substance acceptable to Administrative Agent and approved by Administrative Agent in writing, that reflects an itemization of all costs associated with the acquisition, construction, and financing of the Project, including (a) all costs needed or anticipated to acquire the Land and all equipment and materials that comprise the Improvements and to design and construct the Improvements in accordance with the Plans (including all Construction Costs), (b) all marketing costs, and (c) all costs associated with financing any of the foregoing (including Loan fees, interest, and other financing charges) that are anticipated to be incurred during the Construction Phase, which budget is attached hereto as Exhibit F, as such budget may be amended from time to time in accordance with the provisions of this Loan Agreement.

          “Business Day” means any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of Illinois are authorized by law or other governmental action to close and which Administrative Agent has designated as its holiday.

          “Casualty” means the damage or destruction by any cause of any portion of the Collateral.

          “Closing Date” means the date upon which all conditions precedent to a Lender’s obligation to make the first Advance under the Construction Loan shall have been met or waived to the satisfaction of all Lenders.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means the Property (as such term is defined in the Mortgage) and the Collateral (as such term is defined in the Security Agreement), including the Real Property Collateral and the Personal Property Collateral, and any other property, rights, or interests which, at any time and for such time, secure all or any portion of the Obligations.

          “Commitment” means the commitment of each Lender to make Advances under the Construction Loan pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Loan Agreement. As of the Closing Date, the total Commitments equal the Note Amount.

          “Commitment Expiration Date” means the earlier of (a) March 31, 2008, (b) the day before the Conversion Date, or (c) the date on which the Commitment is terminated pursuant to Section 9.2(a).

          “Completion” means the full and complete performance of all work (including all punch list items) required to fully construct the Improvements in accordance with this Loan Agreement, the other Loan Documents, the Plans, and all Legal Requirements, and issuance of a Certificate of Occupancy (or its equivalent) by the appropriate Governmental Agencies authorizing the use and occupancy of the Improvements.

          “Condemnation” means the taking, condemnation, confiscation or acquisition of any portion of the Collateral pursuant to the exercise of the power of eminent domain or other action of a Governmental Agency or the threat thereof.

          “Construction Account” means an account established by Borrower with Administrative Agent into which all Advances made directly to Borrower will be deposited, and other amounts for payment of Construction Costs may be deposited as provided in this Loan Agreement.

          “Construction Commencement Date” means a date on or before November 15, 2006, which is after the date the Mortgage was recorded in the appropriate records of the county where the Land is located.

          “Construction Contracts” means any and all contracts, subcontracts and agreements, written or oral, between Borrower and any other party, and between parties other than Borrower, in any way relating to the design or construction of the Improvements on the Land or the supplying of material (specially fabricated or otherwise), labor, supplies, or other services therefor.

          “Construction Costs” means all costs to acquire the Land and all equipment and materials that comprise the Improvements and to design and construct the Improvements, including labor and materials, architectural, engineering, interior and landscape design, legal, consulting and other related fees; costs for Construction Contracts; the Imposition costs; bond and insurance costs; and any financing costs payable to any creditor other than Administrative Agent or any Lender during the Construction Phase but excluding all financing costs payable to Administrative Agent and Lenders.

          “Construction Loan” means the Loan, during the term beginning on the Closing Date through the earlier of (a) the Maturity Date or (b) the Commitment Expiration Date.

          “Construction Phase” means the period from the Closing Date through the earliest to occur of (a) the Commitment Expiration Date or (b) the last to occur of (i) Completion or (ii) disbursement of the final Advance.

          “Construction Schedule” means a schedule of the construction of the Improvements, which shall include the anticipated commencement and completion dates of each phase or aspect of construction of the Improvements, in detail and form reasonably acceptable to Administrative Agent, as such Construction Schedule is amended from time to time.

          “Contractor” means ICM, Inc., and any other contractor with whom Borrower contracts for construction of the Improvements or any portion thereof, including for the development of the Land.

          “Contractor Consents” means a consent and agreement, by a Contractor or Design Professional, as applicable, to the collateral assignment to Administrative Agent of a Construction Contract, and the granting of nondisturbance rights in favor of Administrative Agent, opportunity to cure rights in favor of Administrative Agent, and such other matters as Administrative Agent may require, all in form and substance acceptable to Administrative Agent.

          “Conversion Date” means the effective date of the Loan Conversion, if any, as provided in Section 2.5.

          “Conversion Notice” is defined in Section 2.5.

          “Credit Party” and “Credit Parties” means, individually or collectively, Borrower and any and all other Persons guaranteeing the Obligations or providing Collateral to secure the Obligations.

          “Default” means either an “Event of Default” as defined in Section 9.1 hereof, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

          “Default Rate” means a rate per annum equal to the Interest Rate otherwise applicable, plus 6.00% .

          “Design Professional” means each engineer, interior designer, space planner, landscape designer or other Person with whom Borrower contracts for the providing of planning, design, engineering or other similar services relating to the Improvements.

          “Disqualified Capital Stock” means any Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Stock (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Stock (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no outstanding Obligations and all of the Commitments for Advances are terminated.

          “Dollars,” “$” or “USD” means lawful currency of the United States of America.

          “Draw Period” means a calendar month.

          “Draw Request” means a request duly completed, executed, and submitted by Borrower to Administrative Agent and the Independent Consultant as a condition precedent to an Advance, in the form of Exhibit C attached hereto or as otherwise acceptable to Administrative Agent, together with such Lien waivers, releases, affidavits, invoices, certifications, and other documents as Administrative Agent may require.

          “EBITDAR” means the Borrower’s income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, other non-cash charges, and rent; all as determined (a) for the period beginning April 1, 2008 through and including March 31, 2009, on an annualized basis and (b) thereafter on a trailing 12-month basis in accordance with GAAP.

          “EBITDAR Coverage Ratio” means the ratio of (a) EBITDAR of Borrower to (b) the sum of Borrower’s (i) interest (including payments in the nature of interest under capital leases), plus (ii) current maturities of long-term Funded Debt, plus (iii) rent under operating leases; all as determined on a trailing 12-month basis in accordance with GAAP.

          “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) a Lender, any Affiliate (other than individuals) or Approved Fund of a Lender, and (e) during the continuation of a Default, any other Person so long as the assigning Lender provides at least five Business Days prior written notice to Administrative Agent of such assignment; provided, however, in order for any assignee to be a party to this Agreement, such assignee must be exempt from withholding taxes.

          “Eligible Swap Counterparty” means a Lender or any Affiliate of a Lender that at the time it occupies such role or capacity enters into a Swap Contract with Borrower or any Subsidiary.

          “Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Agency or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

          “Environmental Contamination” means any actual or threatened release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Collateral, including, without limitation, the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or property which is not in compliance with applicable Environmental Laws.

          “Environmental Law” means any federal, state or local law, statute, ordinance, or regulation, whether now or hereafter in effect, pertaining to environmental regulation, contamination, remediation or human health or safety, industrial hygiene, or the environmental conditions on, under, or about the Real Property Collateral, and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes, ordinances and regulations, as such laws, statutes, ordinances, regulations, rules, guidelines, and standards are amended from time to time.

          “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any ERISA Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or ERISA Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “ERISA Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Event of Loss” means the occurrence whereby any Tangible Collateral is damaged beyond repair, lost, totally destroyed, or confiscated, whether or not covered by property insurance.

          “Excess Cash Flow” means the sum of Borrower’s (a) EBITDAR, minus (b) current principal and interest payments due on any of Borrower’s debt, minus (c) current operating lease expense, minus (d) any maintenance capital expenditures, minus (e) taxes; all as determined for the fiscal year most recently ended in accordance with GAAP.

          “Excluded Taxes” means, with respect to Administrative Agent or any Lender, (a) income or franchise taxes measured by its net income (however denominated) and imposed on it by a Governmental Agency, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) franchise taxes imposed by the State of Texas or other Governmental Agency on either Administrative Agent or any Lender as a result of doing business in the State of Texas or other jurisdiction.

          “Facility Fee” means the facility fee described in the fee letter dated September 27, 2006 between Borrower and Administrative Agent.

          “FEL” means Farmers Energy Levelland, LLC, an Ohio limited liability company.

          “FEL Subordinated Debt” means the Indebtedness in an aggregate original principal amount of $5,595,000 evidenced by the FEL Subordinated Debt Documents. As of September 25, 2006, the outstanding principal amount of the FEL Subordinated Debt together with the accrued and unpaid interest payable thereon total $2,875,613.45.

          “FEL Subordinated Debt Documents” means, collectively (a) that certain Secured Promissory Note dated July 27, 2006 in the aggregate original principal amount of $5,595,000 executed by Borrower and payable to the order of FEL and (b) that certain Security Agreement dated effective July 27, 2006 by and between Borrower and FEL.

          “Force Majeure” means acts of God, strikes, lockouts, embargo, fire, tornadoes, unavoidable casualty, acts of terrorism, national emergency or any other unforeseeable event beyond the control of Borrower.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Funded Debt” means, as of any date of determination and for any Person, the Indebtedness described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness” and guarantees and other surety obligations by such Person of the Funded Debt of others.

          “Funding Source” is defined in Section 11.20(e).

          “GAAP” means the generally accepted accounting principles in effect in the United States of America from time to time, consistently applied from period to period.

          “Governmental Agencies” means any government or any state, department or other political subdivision thereof, or governmental body, agency, authority, department or commission having jurisdiction over Borrower or its properties (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

          “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (a) to purchase or repurchase any such primary obligation; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

          “Hazardous Substances” means any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, radon, lead-based paint, flammable explosives, radioactive materials, infectious substances or raw materials) which are included under or regulated by Environmental Laws.

          “Impositions” means (a) all real estate and personal property taxes, charges, assessments, standby fees, excises, and levies and any interest, costs, or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied, or imposed upon the Collateral or the ownership, use, occupancy, or enjoyment thereof, or any portion thereof, or the sidewalks, streets, or alleyways adjacent thereto; (b) any charges, fees, license payments, or other sums payable for or under any easement, license, or agreement maintained for the benefit of the Collateral; (c) water, gas, sewer, electricity, and other utility charges and fees relating to the Collateral; and (d) assessments and charges arising under any subdivision, condominium, planned unit development, or other declarations, restrictions, regimes, or agreements affecting the Collateral.

          “Improvements” means the ethanol production facility and other facilities that are ancillary, incidental, necessary or related to the marketing, management, servicing, ownership or operation of such facility; any and all buildings, covered garages, storage sheds, silos and buildings, air conditioning towers, work rooms, open parking areas, structures and other improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed, or constructed upon the Land or any part thereof.

          “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including accounts payable and accrued expenses, liabilities, or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not greater than 60 days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all capital lease obligations; (e) all Guaranteed Indebtedness; and (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Independent Consultant” means any architectural or engineering firm or other Person (and all of them, if more than one) retained by Administrative Agent at Borrower’s expense for the purpose of: approving the Plans, Advances, and each Construction Contract; verifying the Budget; performing inspections as construction progresses to verify that the Improvements are constructed to Completion in a manner satisfactory to Administrative Agent and in accordance with the Plans, and such other purposes permitted by this Loan Agreement.

          “Interest Period” means each calendar month occurring during the period commencing with the month of the Closing Date through and including the calendar month of the Maturity Date; provided, however, that no Interest Period shall commence or extend past the Maturity Date and the Loan shall bear interest at the Default Rate after the Maturity Date.

          “Interest Rate” means, with respect to the Loan, a floating rate per annum equal to the sum of the LIBO Rate for such Interest Period plus 400 basis points (or if LIBO Rate is not available or permitted as described in Section 2.4, the sum of Prime Rate plus 400 basis points) which floating rate will be adjusted from time to time as contemplated in the definitions of LIBO Rate and Prime Rate.

          “Knowledge” means actual knowledge and such knowledge as a person of ordinary experience and intelligence and exercising reasonable care should have under and in light of the particular facts and circumstances. For purposes of this definition the term “actual knowledge” is limited to facts and circumstances known to any officer, agent, plant manager or supervisor responsible for the financial affairs, business, assets, management or operations of Borrower or the Property (as defined in the Mortgage), or both, or any member of the Board of Managers of Borrower.

          “Land” means the real property described in Exhibit A attached hereto.

          “Late Charge” is defined in Section 2.6.

          “Leases” means any and all leases, master leases, subleases, licenses, concessions, or other agreements (written or oral, now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use, all or any part of the Real Property Collateral, together with all security and other deposits or payments made in connection therewith.

          “Legal Requirements” means (a) any and all present and future judicial decisions, statutes (including all disabilities laws and Environmental Laws), rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Agency in any way applicable to any Credit

Party or the Collateral, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof, (b) any and all covenants, conditions, and restrictions contained in any deeds, other forms of conveyance, or in any other instruments of any nature that relate in any way or are applicable to the Collateral or the ownership, use, or occupancy thereof, (c) each Credit Party’s presently or subsequently effective certificate of formation, governing documents, bylaws and articles of incorporation, operating agreement and articles of organization, or partnership, limited partnership, joint venture, trust, or other form of business association agreement, (d) any and all Leases, (e) any and all Contracts (as such term is defined in the Mortgage) and (f) any and all leases, other than those described in clause (d) above, and other contracts (written or oral) of any nature that relate in any way to the Property (as defined in the Mortgage) and to which Borrower or any Credit Party may be bound, including, without limiting the generality of the foregoing, any lease or other contract pursuant to which Borrower is granted a possessory interest in and to the Land and/or the Improvements.

          “Lender” and “Lenders” are defined in the introductory paragraph hereof.

          “Leverage Ratio” means the ratio of (a) the sum of (i) all Borrower’s Funded Debt, plus all Borrower’s unused availability under any revolving credit facility, and including debt to Administrative Agent and Lenders, plus (ii) two-thirds of the future rents payable under Borrower’s operating leases, to (b) EBITDAR of Borrower; all as determined on a trailing 12-month basis in accordance with GAAP.

          “LIBO Rate” means, with respect to the Loan for any Interest Period, an interest rate per annum (rounded upward to the next higher whole multiple of one-sixteenth percent if such rate is not such a multiple), equal to the rate per annum (rounded upwards to the next higher whole multiple of one-sixteenth percent if such rate is not such a multiple) as determined on the basis of the average of the rates offered by a majority of the banks in the London interbank market for deposits in U.S. Dollars for one month, to the extent the rates as published in the “Bloomberg Professional Service, Screen BAAM” two Business Days prior to the first Business Day of such Interest Period (provided, however, that with respect to the first Interest Period of the Loan, on the second Business Day immediately preceding the first day of such Interest Period with such rate having an effective date as of the date of execution of the Loan).

          “Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes.

          “Loan” means the loan from Administrative Agent and Lenders to Borrower evidenced, governed, and secured by the Note, this Loan Agreement, the Mortgage, and the other Loan Documents.

          “Loan Agreement” means this Construction and Term Loan Agreement, as this Construction and Term Loan Agreement may hereafter be modified, amended, or restated in accordance with the terms hereof.

          “Loan Conversion” means the conversion of the Construction Loan into the Term Loan in accordance with the provisions hereof.

          “Loan Conversion Request” is defined in Section 2.5.

          “Loan Documents” mean this Loan Agreement, the Note, the Security Agreement, the Mortgage, the Subordination Agreement and all other security and other instruments, assignments, consents, certificates, certifications and agreements of any kind relating to any of the Obligations, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the Loan or the creation, guaranty or collateralization of any of the Obligations or the granting or perfection of Liens or security interests upon any Collateral or any other collateral securing a guaranty of the Obligations, including any modifications, amendments or restatements of the foregoing.

          “Loan Purpose” means the purpose for which the proceeds of the Loan will be used; to wit: (i) to finance the construction of the Project, (ii) to finance related costs and expenses including without limitation, the acquisition of the Land, in accordance with the Budget and this Loan Agreement and (iii) to pay accrued and unpaid interest on the Loan prior to the Conversion Date so that it can be capitalized for Borrower’s accounting purposes.

          “Lockbox Agreement” is defined in Section 5.16.

          “Material Adverse Effect” means any event, fact, circumstance, change in, or effect on (a) the business, property, prospects, operations, condition (financial or otherwise), of Borrower and its Subsidiaries, that individually, in the aggregate or on a cumulative basis with any other events, facts, circumstances, changes in, or effects on, Borrower has had or could reasonably be expected to have a materially adverse effect on or material change in (i) the ability of Borrower to (A) operate or conduct business in all material respects in the manner in which such business is proposed to be operated or conducted as outlined in the Prospectus or (B) perform under the Loan Documents or pay the Obligations, (ii) the assets, properties, business, operations, condition (financial or otherwise) or prospects of Borrower, (iii) the validity or enforceability of the Loan Documents or any of the material rights or remedies of the Administrative Agent or any Lender thereunder, or (iv) the value, enforceability, or collectibility of all or any material portion of the Collateral. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect or change, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect; provided however, that it is understood and agreed that short-term swings in commodity prices or business interruptions that are covered by Borrower’s insurance policies which name Administrative Agent as additional insured and loss payee do not, in and of themselves, create a Material Adverse Effect.

          “Maturity Date” means (a) as to the Construction Loan, the earliest of (i) March 31, 2008, (ii) the date Completion shall have occurred, plus 30 days or (iii) the date the Commitments are sooner terminated and the Obligations are due and payable in accordance with Section 9.2, and (b) if the Construction Loan is converted to a Term Loan, then as to the Term Loan, the earlier of

(i) the date that is the fifth anniversary of the Conversion Date, or (ii) the date the Note and the other Obligations are due and payable in accordance with Section 9.2.

          “Minimum Advance” means $2,000,000.

          “MLPF&S” is defined in Section 4.11.

          “Mortgage” means the Mortgage, Deed of Trust, Security Agreement, Assignment and Fixture Financing Statement, dated as of September 6, 2006 executed by Borrower, in favor of the Trustee (as defined therein), the trustee to the extent that the Mortgage operates as a deed of trust, and to Administrative Agent for the benefit of Secured Parties, covering, among other property, the Land and Improvements, to secure the Loan, as it may be modified, amended, or restated from time to time.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Note” is defined in Section 2.2.

          “Note Amount” means $43,710,000, minus, if applicable, the additional amount of Borrower’s Equity required under Section 3.1(g).

          “Obligations” mean all present and future liabilities, indebtedness and obligations of Borrower to Administrative Agent or any Lender, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including interest accruing after the filing of any petition in bankruptcy), all Advances made by or on behalf of Administrative Agent and Lenders, or any of them, under this Loan Agreement and the other Loan Documents, collection and other costs and expenses incurred by or on behalf of Administrative Agent and Lenders, or any of them, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Borrower under the Note, this Loan Agreement, or the other Loan Documents. In addition to, but without duplication of, the foregoing, the Obligations shall also include without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Swap Contracts entered into with any Eligible Swap Counterparty.

          “OFAC” is defined in Section 11.18.

          “Operating Contracts” means any material contracts or agreements related to the purchase or delivery of materials used as energy resources, inventory, or otherwise for production of the products or by-products from the operations of the Project or related to the sale, distribution, or delivery of products or by-products produced in whole or in part at the Project, including (a) all contracts listed on Schedule 3.1(f) and (b) all other contracts identified in the Prospectus.

          “Other Taxes” is defined in Section 2.7(a).

          “Participant Register” is defined in Section 11.20(e).

          “Payment Date” means (a) the first day of each calendar month beginning on the first day of the calendar month after the Closing Date and (b) the Maturity Date.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Permitted Exceptions” means (a) Liens in favor of Administrative Agent for the benefit of itself and Lenders, (b) as to Real Property Collateral, the liens, easements, restrictions, security interests and other title matters, if any, as reflected on the mortgagee policy of title insurance accepted by Administrative Agent with respect to the Mortgage, (c) Liens of Governmental Agencies for taxes not yet due and payable, (d) Liens not delinquent arising in the ordinary course of business and created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations, (e) as to Personal Property Collateral, other non-consensual liens arising in the ordinary course of business for sums not due, (f) if Secured Parties’ rights to and interest in the Collateral would not be materially and adversely affected thereby, any Liens for taxes or other non-consensual Liens against the Collateral arising in the ordinary course of business and being contested in good faith by appropriate proceedings, so long as adequate reserves are maintained with respect to such contested amounts in amount (including the amount contested, and potential costs, interest, and penalties) and manner acceptable to Administrative Agent, (g) as to grain in storage or in transit but excluding grain in-process, finished products and proceeds of grain in-process and finished products, Liens in favor of a third party reasonably acceptable to Administrative Agent to secure Indebtedness permitted under Section 6.3(f), (h) Liens arising pursuant to the Rex Subordinated Debt Documents, and (i) any other Liens expressly permitted in writing by Administrative Agent.

          “Person” means any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or agency or other entity having legal status of any kind.

          “Personal Property Collateral” means all Collateral that constitutes personal property.

          “Plans” means (a) the plans and specifications for the development of the Land and construction of the Improvements, prepared by the Design Professional and approved as required herein, and all amendments thereof and supplements thereto, and (b) all other plans, designs, engineering or architectural work, test reports, surveys, shop drawings, and similar items related to the foregoing, approved as required herein.

          “Prepayment Premium” is defined in Section 2.11.

          “Prime Rate” means, with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of JPMorgan Chase Bank N.A. (or any successor thereof) (“JPMorgan”). The Prime Rate shall be determined by Administrative Agent at the close of business two Business Days before a Payment Date, and shall be effective to but not including the next applicable Payment Date. The Prime Rate is not intended to be the lowest rate of interest charged by JPMorgan or the Lenders in connection with extensions of credit to debtors.

          “Project” means the constructed, under construction, or to be constructed, as the case may be, fuel ethanol plant on the Land which will be capable of producing, upon Completion, not less than 40 million gallons of ethanol per year, approximately 128,000 tons of distillers grains with solubles on a dry matter basis, and other value-added products in connection with such process, and includes the Improvements and any and all other improvements on the Land from time to time.

          “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a combined basis and otherwise consistent with the historical financial statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions, all of which are believed by Borrower to be reasonable and fair in light of the current condition and past performance of Borrower and to reflect a reasonable estimate of the projected balance sheets, results of operations, cash flows and other information presented therein for five years following the Closing Date.

          “Property Contracts” means any Contract (as such term is defined in the Mortgage) related to or which affects all or any portion of the operation or use of any portion of the Collateral, including all management agreements, service contracts, and utility, maintenance, and security contracts and other contracts and agreements identified in the Prospectus, but excluding Operating Contracts.

          “Prospectus” means the Borrower’s Prospectus dated July 26, 2005.

          “Real Property Collateral” means all Collateral that constitutes real property.

          “Register” is defined in Section 11.20(c).

          “Registered Loans” is defined in Section 11.20(c).

          “Related Lender Assignment” means an assignment of all or any portion of a Loan made by a Lender to an Affiliate of such Lender or an Approved Fund of such Lender.

          “Related Party Register” is defined in Section 11.20(c).

          “Required Lenders” means those Lenders holding at least 51% of the aggregate outstanding principal amount of the Loan or, if no Advances are then outstanding, Lenders having at least 51% of the total Commitments.

          “Restricted Payment” means (a) any dividend or distribution (whether in cash, securities or other property) with respect to any Stock in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock in Borrower or any option, warrant or other right to acquire Stock in Borrower; or (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or its Subsidiaries by Borrower or its Subsidiaries in violation of any subordination or other agreement made in favor of Administrative Agent and Lenders.

“Rex” means Rex Radio and Television, Inc., an Ohio corporation.

          “Rex Subordinated Debt” means the Indebtedness in an aggregate original principal amount of up to $5,050,000 evidenced by the Rex Subordinated Debt Documents.

          “Rex Subordinated Debt Documents” means, collectively (a) that certain Convertible Secured Promissory Note Purchase Agreement dated effective as of November 22, 2005 by and between Borrower and Rex, as amended by that certain Amendment to Convertible Secured Promissory Note Purchase Agreement dated effective as of May 31, 2006 by and between Borrower and Rex, (b) that certain Convertible Secured Promissory Note in an original principal amount of up to $5,050,000 to be issued by Borrower and payable to the order of Rex pursuant to the Convertible Secured Promissory Note Purchase Agreement described in clause (a) above, (c) that certain Guaranty dated as of May 31, 2006 executed by Rex Stores Corporation, a Delaware corporation, in favor of Borrower, (d) that certain Right of First Offer and Co-Sale Agreement dated effective as of November 22, 2005 by and among Rex, RIO, Lindy Walker and James P. Halbert, all as assigned by Rex to FEL under that certain Assignment and Acknowledgement dated as of July 19, 2006 pursuant to which Rex assigned all its rights to FEL under the documents described in clauses (a), (b) and (d) above, and (e) any subordinate security agreements and mortgages or deeds of trust securing payment thereof to the extent the terms and provisions thereof are reasonably satisfactory to Administrative Agent.

          “RIO” means RIO Technical Services, Inc., a Nevada corporation.

          “Secured Parties” means, collectively, Administrative Agent, Lenders and all Eligible Swap Counterparties.

          “Security Agreement” means the one or more Security Agreements now or hereafter in effect executed by Borrower or a Credit Party in favor of Administrative Agent for the benefit of Secured Parties to secure all or any portion of the Obligations.

          “Special Accounts” means collectively or individually, one or more deposit accounts (other than the Construction Account) that Borrower establishes with Administrative Agent pursuant to the terms of the Loan Documents, each of which shall be used solely for the purpose or purposes stated in the Loan Documents for the respective account.

          “Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          “Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, by and among Administrative Agent, Borrower and FEL, in form and substance satisfactory to Administrative Agent.

          “Subsidiary” means as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than 50% of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity. Unless otherwise expressly stated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

          “Swap Contract” means any “swap agreement,” as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates.

          “Tangible Collateral” means all Real Property Collateral, except the Land, and all Personal Property Collateral that is Equipment, Fixtures, Inventory, and any other Goods (as those terms are defined in Article 9 of the UCC), vehicles and other titled personal property, and any other similar, tangible personal property.

          “Taxes” means any present or future taxes, levies, duties, imposts, fees, deductions, withholdings, assessments or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties with respect thereto.

          “Term Loan” means the Loan on and after the Conversion Date.

          “Title Company” means the Title Company (and its issuing agent, if applicable) issuing the Title Policy, which shall be acceptable to Administrative Agent in its sole and absolute discretion.

          “Title Policy” means an American Land Title Association Loan Policy of Title Insurance (or if such title insurance policy cannot be obtained in the state in which the Property (as defined in the Mortgage) is located, then such other title insurance policy which is as similar thereto as can be obtained) with extended coverage and such other endorsements thereto as are typically required with respect to properties similar to the Property (as defined in the Mortgage), in the amount of the Note Amount, insuring Administrative Agent, its successors and assigns, of the first Lien status of the Mortgage, subject only to such Liens, easements, restrictions, security interests and other title matters as are approved by Administrative Agent in writing, and with deletions or modifications thereto as are standard and customary with respect to properties similar to the Property (as defined in the Mortgage), and issued by the Title Company.

          “UCC” means the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          Section 1.2       Other Terms.      Except as otherwise defined herein, all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC and accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

          Section 1.3       UCC Filing.      Borrower hereby authorizes Administrative Agent to file a record or records (as defined or otherwise specified under the UCC), including financing statements, in all jurisdictions and with all filing offices as Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Administrative Agent for the benefit of Secured Parties or contemplated to be granted to Administrative Agent for the benefit of Secured Parties herein or in any other Loan Document. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in such Collateral.

          Section 1.4       Computations of Time; Other Definitional Provisions.      In this Loan Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.” In this Loan Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the content clearly indicates otherwise. All terms used herein, including those defined in Section 1.1, may be used in the plural or singular and shall be deemed to refer to the object of such term whether such object is singular or plural in nature, as the context may suggest or require. References in this Loan Agreement to any contract or agreement shall be a reference to such contract or agreement as the same may be amended, restated, supplemented, renewed, extended, or otherwise modified from time to time in accordance with its terms.

ARTICLE II. THE LOAN

          Section 2.1       Agreement to Lend.      Each Lender hereby agrees, severally and not jointly, to lend to Borrower its percentage share of the Advances in an aggregate amount not to exceed its Commitment, and Borrower hereby agrees to borrow such sum from Lenders, all upon and subject to the terms and provisions of this Loan Agreement, the Note, and the other Loan Documents. After giving effect to any requested Advance, the total Advances made under the Loan shall not exceed the Note Amount. The Loan is not a revolving credit; therefore, no principal amount repaid by Borrower may be reborrowed by Borrower. Each Lender’s Commitment shall terminate automatically upon the Commitment Expiration Date or if the Loan is prepaid in full. Advances shall only be for Loan Purposes set forth in the Budget, and each Lender’s Commitment shall only be effective during the Construction Phase. To the extent that Loan proceeds are insufficient to pay all costs required for the acquisition, development, construction, and completion of the Improvements and Collateral, and all other costs associated with the Collateral, the Project, or the Loan Documents, Borrower shall pay such excess costs with funds derived from sources other than the Loan.

          Section 2.2       Note.      The Loan will be evidenced by that certain Master Promissory Note executed of even date herewith by Borrower, payable to the order of Administrative Agent for the benefit of Lenders, in the stated principal amount of the Note Amount, and issued pursuant to this Loan Agreement (as the same has been or may be amended, restated, extended, increased or modified from time to time, the “Note”). The Note is hereby incorporated as a part hereof as if fully set forth herein. Interest on the principal of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed pursuant to the terms of this Loan Agreement and which are outstanding from time to time. Outstanding principal and accrued but unpaid interest under the Note shall be due and payable as provided in this Loan Agreement.

Section 2.3    Repayment Schedule.

          (a)       Construction Loan.      At all times prior to the Conversion Date, if any, and on the Conversion Date, if any, all accrued but unpaid interest at the Interest Rate on the outstanding principal balance of the Note shall be due and payable in arrears in monthly installments of interest only on each Payment Date through the earlier of (i) the Maturity Date or (ii) the Conversion Date, if any.

          (b)       Term Loan.      If the Loan Conversion occurs, then during the term of the Term Loan, beginning on the first Payment Date following the Conversion Date, and continuing on each Payment Date thereafter through the Maturity Date, Borrower shall pay to Administrative Agent, for the account of Lenders, the outstanding principal amount of the Note, in 59 equal monthly principal installments (such principal installments shall be calculated based upon a 120 months amortization schedule), and one final installment equal to the then unpaid principal balance thereof (due on the Maturity Date), in each case together with all accrued but unpaid interest at the Interest Rate on the outstanding principal balance of the Note on each such Payment Date. Borrower shall pay to Administrative Agent, for the account of each Lender, all outstanding Obligations on the Maturity Date.

          (c)       Excess Cash Flow.      If the Loan Conversion occurs, then during the term of the Term Loan, beginning on the date that is 120 days after the end of Borrower’s fiscal year following the Conversion Date and continuing on each April 30 thereafter, Borrower shall make annual payments to Administrative Agent (unless otherwise waived by Administrative Agent in its sole discretion) equal to 70% of Excess Cash Flow as of December 31 of the immediately preceding fiscal year. All payments of Excess Cash Flow shall be applied to reduce the outstanding principal balance of the Loan.

Section 2.4    Interest.

          (a)       Interest Payments.      Beginning on the Closing Date and continuing until the principal amount of the Loan is paid in full, Borrower shall pay interest, in arrears, on the unpaid principal amount of the Loan at a floating rate of interest (computed on the basis of a 360-day year and for the actual number of days elapsed) equal to (i) the Interest Rate at all times when the provisions of Section 2.6(b) hereof do not apply and (ii) the Default Rate when and as provided in Section 2.6(b) hereof. Payments of accrued but unpaid interest shall be due and payable on each Payment Date, on demand in the case of the Default Rate, and on the Maturity Date.

          (b)       Illegality.      If any Lender determines that any Legal Requirement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Advances bearing interest based on the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Advances bearing interest based on the LIBO Rate shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), convert all Advances bearing interest based on the LIBO Rate of such Lender to Advances bearing interest based on the Prime Rate (for avoidance of doubt, such Advances shall bear interest at a rate per annum equal to the Prime Rate plus 400 basis points), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Advances bearing interest based on the LIBO Rate to such day, or immediately, if such Lender may not lawfully continue to maintain such Advances bearing interest based on the LIBO Rate. Upon any such conversion, Borrower shall also pay all amounts due under clause (e) below in accordance with the terms thereof due to such conversion.

          (c)       Inability to Determine Rates.      If Administrative Agent determines in connection with any request for an Advance bearing interest based on the LIBO Rate or a continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Advance bearing interest based on the LIBO Rate, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Advance bearing interest based on the LIBO Rate, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Advance bearing interest based on the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Advance. Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Advances bearing interest based on the LIBO Rate shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Advance or continuation of Advances bearing interest based on the LIBO Rate or, failing that, will be deemed to have converted such request into a request for an Advance bearing interest based on the Prime Rate in the amount specified therein.

(d) Increased Costs.

(i) Increased Costs Generally. If any change in Legal Requirements shall:

          (A)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);

          (B)               subject any Lender to any tax of any kind whatsoever with respect to this Loan Agreement or any Advance bearing interest based on the LIBO Rate made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.7 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

          (C)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Loan Agreement or Advances bearing interest based on the LIBO Rate made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance bearing interest based on the LIBO Rate (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (ii)       Capital Requirements.      If any Lender determines that any change in Legal Requirements affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Loan Agreement, the Commitment of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in Legal Requirements (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (iii)       Certificates for Reimbursement.      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (i) or (ii) above and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (iv)       Delay in Requests.      Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the change in Legal Requirements giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in Legal Requirements giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

          (e)       Compensation for Losses.      Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (i)        any continuation, conversion, payment or prepayment of any Advance other than an Advance bearing interest based on the Prime Rate on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (ii)        any failure by Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Loan other than an Advance bearing interest based on the Prime Rate on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 2.4, each Lender shall be deemed to have funded each Advance bearing interest based on the LIBO Rate made by it at the LIBO Rate used in determining the LIBO Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Advance bearing interest based on the LIBO Rate was in fact so funded.

          (f)       Computations.      All computations of interest, fees and any other amounts shall be made on the basis of a 360-day year and actual days elapsed. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.5     Loan Conversion.      The Loan Conversion of the Construction Loan into the Term Loan shall be effectuated upon (a) either (i) the written request (“Loan Conversion Request”) by Borrower to Administrative Agent and the Independent Consultant not less than 30 days prior to the requested Conversion Date, or (ii) upon election by the Administrative Agent with five Business Days notice to Borrower, and (b) achievement by Borrower to the reasonable satisfaction of Administrative Agent of each of the following: (i) fulfillment of the conditions in Section 3.5; (ii) the Title Policy shall have been endorsed to remove any exception for mechanics’ or materialmen’s Liens or pending disbursements, with no additional title change or exception objectionable to Administrative Agent, and Borrower shall have obtained such other endorsements as may be reasonably required by Administrative Agent; (iii) no Default or Event of Default shall occur or exist at any time on or between the Conversion Notice and the Conversion Date; (iv) no Material Adverse Effect shall have occurred; (v) Borrower shall have paid all reasonable expenses incurred by Administrative Agent in connection with Administrative Agent’s review and approval of the Loan Conversion; (vi) Administrative Agent shall have received certification by the Independent Consultant that Completion has occurred; (vii) the earlier of (A) verification by Administrative Agent that the Project will operate at least at its nameplate rating of 40 million gallons of ethanol per year and (B) 90 days after Completion has occurred; and (viii) Borrower shall have delivered to Administrative Agent and the Independent Consultant evidence of payment of, and executed releases and lien waivers from, all Contractors and any other Persons with respect to the Collateral. If Administrative Agent determines that the conditions to the Loan Conversion have been satisfied, Administrative Agent shall give Borrower written notice (“Conversion Notice”) that the Construction Loan will convert to the Term Loan, in which case the Loan Conversion shall be effective on the first day of the month following the date Administrative Agent gives a Conversion Notice; provided that a Conversion Notice shall not constitute or be deemed a waiver of any obligations, covenants, representations, or warranties of Borrower or any other party under any of the Loan Documents, nor an acknowledgment, confirmation or agreement (i) that all conditions for the Loan Conversion were fully satisfied or (ii) as to the lack of existence of a Default, Event of Default, or Material Adverse Effect. Until Administrative Agent gives a Conversion Notice upon satisfaction of all conditions thereto, the conditions for a Loan Conversion shall be deemed not to have been satisfied. Notwithstanding anything in the Loan Documents to the contrary, if the Loan Conversion has not occurred on or before the Maturity Date for the Construction Loan, Borrower shall not thereafter be eligible for such Loan Conversion and all such rights shall automatically terminate, without any notice or other action by any party.

Section 2.6     Late Charge; Default Interest; Usury Savings Provision.

          (a)        If any payment required under this Loan Agreement or the Note is not paid within five days after such payment is due, then Borrower shall pay, at Administrative Agent’s request, a late charge (the “Late Charge”) equal to 5.00% of the amount of such payment to compensate Administrative Agent for administrative expenses and other costs of delinquent payments. Each such Late Charge shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent and Lenders.

          (b)        If any amount which is due and payable by Borrower to Administrative Agent pursuant to any of the Loan Documents is not paid when due, including at stated maturity, upon acceleration or otherwise, or if a Default has occurred and is continuing then, at the election of Administrative Agent (without giving notice thereof to Borrower), the Loan shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate, unless otherwise expressly provided in any of the Loan Documents; provided however, if Administrative Agent has been paid a Late Charge for a particular month as provided in clause (a) above in connection with such late payment, the Default Rate shall not apply with respect to the amount of such late payment during such month for which a Late Charge has been paid. Interest at the Default Rate shall be immediately due and payable ON DEMAND as it accrues. Borrower acknowledges that failure to timely make payments due under this Loan Agreement may affect any amortization schedule contained in the Loan Documents.

          (c)        In no event shall any interest rate provided for in this Loan Agreement, the Note or any other Loan Document exceed the maximum rate permitted by the then Legal Requirements. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Loan Agreement, in the Note, or in the other Loan Documents, in no event shall this Loan Agreement, the Note, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by Legal Requirements. If any interest is contracted for, charged or received pursuant to this Loan Agreement, the Note, the other Loan Documents, or any actions taken in connection therewith, or in the event that any portion of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by Legal Requirements, then in such event (i) the provisions of this Section 2.6(c) shall govern and control, (ii) neither Borrower nor any other Person now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by Legal Requirements, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Borrower, at the option of Administrative Agent, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under Legal Requirements as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Loan Agreement, the Note and the other Loan Documents, which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by Legal Requirements, by amortizing, prorating, allocating and spreading in parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged or received from Borrower or otherwise by Administrative Agent and Lenders in connection with such indebtedness; provided, however, that if any applicable state law is amended or any law of the United States of America preempts any applicable state law, so that it becomes lawful for Administrative Agent or any Lender to receive a greater interest rate than is presently allowed, Borrower agrees that, on the effective date of such amendment or preemption as the case may be, the maximum lawful interest rate hereunder shall be increased to the maximum interest rate allowed by the higher of the amended state law or the law of the United States of America.

Section 2.7     Payments.

          (a)        Payments of principal and interest on the Note, and payments of all other amounts payable by Borrower to Administrative Agent or a Lender pursuant to any of the Loan Documents, shall be made by Automated Clearing House debit of immediately available funds from the account designated by Borrower in the Automated Clearing

House debit authorization executed by Borrower in connection with this Loan Agreement, or by wire transfer of immediately available funds to LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603, ABA 071000505, Account name: Merrill Lynch Equipment Finance Group, Account # 5800393166, Attention: Portfolio Management, reference: Levelland/Hockley County Ethanol, LLC, or such other address as Administrative Agent shall have designated to Borrower in writing, and shall be effective upon receipt. All payments by Borrower to Administrative Agent or a Lender under the Loan Documents shall be paid to Administrative Agent at such address, not later than 2:00 p.m. Central Time on the due date thereof, in lawful money of the United States. All payments under the Loan Documents shall be made (i) without setoff, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any Indemnified Taxes; provided that if Borrower is required by Legal Requirements to make any deduction or withholding on account of any Indemnified Taxes from any payment due under the Loan Documents, then: (A) Borrower shall notify Administrative Agent promptly as soon as it becomes aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (B) such payment shall be increased by such amount as may be necessary to ensure that Administrative Agent and Lenders receive a net amount, after deduction of such Indemnified Taxes, equal to the full amount which Administrative Agent and Lenders would have received had such payment not been subject to such deduction or withholding of Indemnified Taxes. In addition, Borrower agrees to pay to the relevant Governmental Agency in accordance with Legal Requirements any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement, the Note, or the recording or filing of any Loan Document but excluding the Excluded Taxes (“Other Taxes”). Borrower shall deliver to Administrative Agent an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to Administrative Agent or Lenders) in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes. Borrower shall indemnify Administrative Agent and Lenders in respect of Indemnified Taxes or Other Taxes paid by Administrative Agent and Lenders whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted and shall supply copies of applicable tax receipts or other evidence of payment reasonably satisfactory to Administrative Agent. Such indemnification shall be paid within ten Business Days from the date on which Administrative Agent or a Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

          (b)        If any payment to be made by Borrower shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

          (c)        Each payment to be made on a Payment Date, all prepayments, and all other payments shall be applied to the Obligations in such order and manner as Administrative Agent may, in its reasonable discretion, elect; provided however, if no election is made by Administrative Agent, then such payment shall be applied by Administrative Agent in the following order: first, to payment of that portion of the

Obligations constituting accrued and unpaid interest on the Loan; second, to payment of that portion of the Obligations constituting outstanding principal of the Loan; third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Administrative Agent or a Lender; and fourth, to payment of any remaining Obligations. Prepayments of principal will be applied to the Obligations in inverse order of maturity.

          (d)        Borrower shall indemnify Administrative Agent and Lenders on demand against all costs, expenses, liabilities and losses (including funding losses) incurred as a result of or in connection with (i) any postponement of the Closing Date occurring because of one or more of the conditions precedent set forth in Article III shall not have been satisfied or waived as a result of Borrower’s failure to satisfy such condition and/or (ii) any payment of principal of the Loan made on a Business Day which is not a Payment Date. The above indemnities are separate and independent obligations of Borrower and apply irrespective of any indulgence granted by Administrative Agent or any Lender.

          (e)        If Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.7, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.7 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay without interest the amount paid over to Borrower to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Agency. This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

Section 2.8 Advance Procedures. All Advances are subject to the following conditions and requirements:

(a)       Procedures.      Advances shall be made only once each Draw Period during the Construction Phase. Each Advance shall be in an amount of not less than the Minimum Advance, and Borrower shall not request an Advance for less than the Minimum Advance. Advances will be made only for actual costs incurred in accordance with the Budget and other provisions hereof. For each Advance, Borrower must submit to Administrative Agent and the Independent Consultant a written Draw Request. Each Draw Request must include the information and documentation required in this Agreement, along with the lien waivers and releases, information, certifications, approvals, instruments, and documents required as a condition to the requested Advance (except the down date endorsement to the Title Insurance must be received by Administrative Agent and the Independent Consultant prior to the date that the requested

Advance is actually made). In each Draw Request, Borrower must (i) specify the amount of such Draw Request that applies to each Allocation; (ii) identify all funds being used to pay any portion of the costs reflected in the Draw Request other than the funds being requested to be advanced, and identify the sources and respective amounts from each source of such other funds; and (iii) state the date the Advance is requested, which shall be at least 15 Business Days after Administrative Agent and the Independent Consultant receive the Draw Request. All Draw Requests shall account for the retainage and other withholdings required pursuant to Section 2.8(f).      Except as otherwise provided in this Loan Agreement, all Advances will be deposited in the Construction Account; provided that if not all of the conditions to an Advance have been met or satisfied (including if a Default or an Event of Default exists), but Administrative Agent and each Lender elects to make such Advance, then Administrative Agent and such Lender shall have the unconditional right, exercisable in Administrative Agent’s and such Lender’s sole discretion, to make such Advance, in whole or in part, upon such terms and conditions as Administrative Agent may require, to one or more of (A) directly to Borrower by depositing same in the Construction Account, (B) directly to the Contractor, Design Professional, subcontractors, laborers, or materials suppliers owed, and/or (C) jointly to Borrower and any one or more of the Contractor, Design Professional, subcontractors, laborers, or materials suppliers owed. Borrower will hold the Advances deposited in the Construction Account (until payment to the proper payee) as a trust fund for the purpose of paying the respective costs contained in the Draw Request, pursuant to which such Advance was made. Borrower will apply the same promptly to the payment of the respective costs specified in the subject Draw Request and for which the Advance is made, and will not use any part thereof for any other purpose. Borrower irrevocably authorizes Administrative Agent to make an Advance in an amount equal to the accrued and unpaid interest on the Loan notwithstanding that (i) such Advance may be less than the Minimum Advance, (ii) Borrower has previously requested an Advance during such Draw Period, (iii) Borrower has not satisfied the conditions contained in Sections 3.2, 3.4 and 3.5, (iv) Borrower has not provided a completed Draw Request and/or (v) a Default has occurred and is continuing.

          (b)       Allocations.      The purposes for which the Loan proceeds are allocated and the respective amounts of such Allocations are set forth in the Budget. All Advances requested by Borrower shall conform to the Allocations. Neither Administrative Agent nor any Lender shall be obligated to make an Advance from an Allocation set forth in the Budget to the extent limited by the provisions of this Loan Agreement or the other Loan Documents, including Section 2.8(d) below. Neither Administrative Agent nor any Lender shall be obligated to make an Advance from an allocation for a “contingency” as set forth in the Budget; all Loan proceeds provided in a “contingency” Allocation in the Budget must be reallocated pursuant to Section 2.8(c) hereof as a condition to the Advance of such proceeds.

          (c)       Reallocations.      Borrower shall not be entitled to require that Administrative Agent and Lenders reallocate Loan proceeds from one Allocation to any other Allocations. Borrower may request Administrative Agent and Lenders to make a reallocation of Loan proceeds among one or more Allocations (including any “contingency” Allocation) in the Budget; provided, however, any such reallocation shall be in Administrative Agent’s sole and absolute discretion. To the extent the amount of the Loan proceeds actually needed and disbursed for any Allocation is less than the amount of the Allocation, and the use of those Loan proceeds are not otherwise reallocated as herein provided, then such unused Loan proceeds shall not be available for Advances. If any Loan proceeds are reallocated at the request of Borrower and in accordance with this Section 2.8(c), then the Budget shall be deemed amended in accordance with such reallocation. If a Default or an Event of Default exists, Administrative Agent shall have the right, at its option, to disburse Loan proceeds allocated to any of the Allocations for such other purposes or in such different proportions as Administrative Agent may, in its sole discretion, deem necessary or advisable.

          (d)       Limitation on Advances.      The aggregate amount of all Advances shall not exceed the Note Amount. Without limiting any of the other provisions in this Loan Agreement, neither Administrative Agent nor any Lender shall be required to approve any Draw Request or make an Advance if (i) any cost requested in the Draw Request is not set forth in the Budget, (ii) the requested amount from any Allocation, when added to all prior Advances and any applicable Borrower’s Equity and retention requirements for such Allocation, would exceed the lesser of (A) the actual costs incurred by Borrower for such Allocation, or (B) the amount allocated in the Budget for such Allocation, or (iii) an amount is requested directly from a contingency Allocation. Administrative Agent may withhold from an Advance or, on account of subsequently discovered evidence, withhold from a later Advance or require Borrower to repay to Administrative Agent and Lenders the whole or any part of any earlier Advance, to the extent necessary to protect Administrative Agent and Lenders from loss on account of (1) defective work not remedied or requirements of this Loan Agreement not performed, (2) Liens filed or reasonable evidence indicating probable filing of Liens, (3) the failure of Borrower to make payments to the Contractor or subcontractors for materials or labor, or (4) a reasonable doubt by Administrative Agent that the construction of the Improvements can be completed for the sum of (x) the balance of the Loan then undisbursed, (y) the balance of any undisbursed Borrower’s Deposits, and (z) the balance of any other deposits made by Borrower into a Special Account with Administrative Agent for any of the foregoing purposes. When all such grounds are cured, Borrower may request the Advance of any amount so withheld because of the foregoing.

          (e)       Borrower’s Deposit.      If at any time and from time to time Administrative Agent shall in its reasonable discretion deem that the undisbursed proceeds of the Loan allocated in the Budget for Construction Costs, plus the then balance of the Construction Account and any Special Account to be applied to Construction Costs, are insufficient to meet Construction Costs, plus any other unpaid costs contained in the Budget related to construction of the Improvements, excluding financing costs, Administrative Agent and Lenders may refuse to make any additional Advances to Borrower hereunder until Borrower shall have deposited with Administrative Agent in the Construction Account or a Special Account, as Administrative Agent may require, sufficient additional funds as a Borrower’s Deposit to cover the deficiency which Administrative Agent deems to exist. Such Borrower’s Deposit will be disbursed by Administrative Agent to Borrower pursuant to the terms and conditions hereof as if they constituted a portion of the Loan proceeds, prior to any Advance. Borrower agrees to establish such Special Account (if applicable) and make the Borrower’s Deposit into the Construction Account or Special Account, as applicable, within 30 days after written demand by Administrative Agent. Unless required by any Governmental Agency requirements, neither Administrative Agent nor any Lender shall be required to pay interest on Borrower’s Deposit.

          (f)       Retainage.      An amount equal to 10% of all costs incurred pursuant to a Construction Contract for acquisition or construction of any Improvements, excluding Construction Contracts for design, and for which an Advance has been requested or made, plus the amount of any claims asserted by any laborers or materialmen against any portion of the Collateral pursuant to stop notices, lien claims or similar demands or notices received by Administrative Agent and the Independent Consultant (which have not been bonded against or otherwise secured in accordance with the applicable provisions of the Mortgage), shall be retained by Administrative Agent. Such retainage shall be paid over by Administrative Agent to Borrower, excluding the amount of any such unbonded or unsecured lien claims, plus potential costs and interest related thereto (which funds will be disbursed only as such claims are resolved or bonded around reasonably satisfactorily to Administrative Agent in addition to the satisfaction of the following conditions), when all of the following have occurred to the satisfaction of Administrative Agent:

          (i)        Administrative Agent has received a certificate of completion, in form and substance acceptable to Administrative Agent, executed by Borrower, the Contractor and the appropriate Design Professional, and approved by the Independent Consultant, certifying, among other things, that all requirements for Completion have been satisfied, the date of Completion, that direct connection has been made to all proposed utility facilities and such utilities are available for use at the Project, and that the construction of the Project has been completed in a good and workmanlike manner, free of defects and damages.

          (ii)        Administrative Agent and the Independent Consultant shall have received such other evidence as Administrative Agent may require that no mechanics’ or materialmen’s liens or other encumbrances have been filed and remain in effect against the Collateral, and the time periods for the filing of any stop notice or lien claim with respect to the construction of the Improvements shall have elapsed without the filing or providing of any such stop notice or lien claim. The Design Professional, Contractor, and all subcontractors and material suppliers who performed or provided work or materials related to the Improvements have been paid in full, subject to the release of the retainage as provided in this Section 2.8(f).

          (iii)        Each applicable Governmental Agency shall have duly inspected and approved the Improvements and the right of occupancy of same and issued the appropriate permits, licenses and certificates evidencing proper completion of the Improvements and the right of occupancy, and Administrative Agent and the Independent Consultant shall have received satisfactory evidence of the foregoing.

(iv) All conditions to an Advance contained in Section 3.5 are met or satisfied.

Notwithstanding the previous provisions of this Section 2.8(f) to the contrary, Administrative Agent hereby agrees to release separately the amount of retainage withheld with respect to each subcontractor providing services or materials for the construction of the Improvements, but only after (A) all other conditions to an Advance are satisfied, (B) the Independent Consultant approves the separate release of such amount, and (C) such subcontractor and the Contractor execute an affidavit, lien waiver, and release in form and substance acceptable to Administrative Agent in Administrative Agent’s sole discretion, for the benefit of Administrative Agent and Lenders (1) stating that the subcontractor has completed all of its services relating to the construction of the Improvements and has been paid in full for such services, and (2) providing a waiver and release by the subcontractor of any and all mechanic’s and materialmen’s or other Liens it may have against the Land, Improvements, and other Collateral.

          (g)       Final Advance.      Notwithstanding anything else contained in this Loan Agreement to the contrary, if Borrower is able to make final payment to all Contractors, Design Professionals, and other Persons who supplied labor or materials with respect to the construction of the Project and are to be paid in whole or part from Loan proceeds, and all of their subcontractors, except with respect to any disputed claims related to same, then Borrower shall request a final Advance pursuant to Section 3.5, including any Loan proceeds allocable to the disputed claims, and any Loan proceeds allocable to such disputed claims pursuant to the Budget shall be disbursed in a Special Account, with such terms and conditions as Administrative Agent may require, until final resolution of the respective disputed claim.

          Section 2.9       Use of Loan Proceeds.      The proceeds of the Loan shall be used by Borrower solely for a Loan Purpose, or, with the prior written consent of Administrative Agent and Lenders, which may be withheld by Administrative Agent and Lenders in their sole discretion, for other lawful business purposes of Borrower not prohibited hereby. Borrower agrees that under no circumstances will the proceeds of the Loan be used: (a) for personal, family or household purposes of any Person whatsoever, or (b) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, or (c) to pay any amount to Merrill Lynch and Co., Inc. or any of its Subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any Subsidiary of either of them (including Administrative Agent and Merrill Lynch Credit Corporation). The Collateral forms no part of any property claimed by any Person as homestead or otherwise exempt from creditors’ rights or forced sale.

Section 2.10  Fees.

          (a)       Facility Fee.      In consideration of the agreement by Administrative Agent and Lenders to extend the Loan to Borrower in accordance with and subject to the terms hereof, Borrower has paid or shall, on or before the Closing Date, pay the Facility Fee to Administrative Agent. Borrower acknowledges and agrees that the Facility Fee has been fully earned by Administrative Agent, and that it will not under any circumstances be refundable.

          (b)       Additional Fees.      Borrower shall pay to Administrative Agent for Administrative Agent’s own account, the administrative fee and other fees in the amounts and at the times specified in the fee letter dated September 27, 2006, between Borrower and Administrative Agent. Such fees shall be fully earned when paid or as otherwise provided in such fee letter and shall be nonrefundable for any reason whatsoever.

          (c)       Non-conversion Fee.      If the Loan Conversion has not occurred on or before the Commitment Expiration Date, Borrower shall pay to Administrative Agent for the pro rata account of Lenders a fee in an amount equal to 3.0% of the Note Amount; provided however, Borrower shall not be required to pay such fee if the Loan Conversion fails to occur solely as a result of Administrative Agent’s willful failure to give a Conversion Notice without reasonable justification after the terms, conditions and requirements of Loan Conversion have been met.

Section 2.11   Prepayment.

          (a)        Borrower may not prepay the Loan prior to the second anniversary of the Conversion Date. On or after the date that is two years after the Conversion Date, Borrower may prepay in full (but not in part) the outstanding principal amount of the Loan on any Payment Date after giving at least 30 days prior written notice of such prepayment and payment to Administrative Agent of accrued and unpaid interest thereon and the Prepayment Premium referred to below, if any. Any notice of prepayment hereunder shall be irrevocable. All such prepayments shall also include payment of that portion of the Obligations constituting obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted by the terms of this Loan Agreement.

          (b)        Lenders shall apply payments received pursuant to this Section 2.11 in accordance with Section 2.7(c) above.

          (c)        Prepayments made under this Section 2.11 (other than prepayments made in accordance with Section 2.3(c)) shall include a “Prepayment Premium” as follows:

          (i)        If made on or after the second anniversary but prior to the third anniversary of the Conversion Date, 3.0% of the aggregate principal amount prepaid;

          (ii)        If made on or after the third anniversary but prior to the fourth anniversary of the Conversion Date, 2.0% of the aggregate principal amount prepaid; and

          (iii)        If made on or after the fourth anniversary of the Conversion Date, 1.0% of the aggregate principal amount prepaid.

Section 2.12    Advance Not a Waiver or Approval.      Administrative Agent or any Lender may make an Advance of all or any portion of a request for an Advance (including a Draw Request) notwithstanding the fact that one or more conditions to such Advance have not been met or satisfied. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions to Administrative Agent’s or any Lender’s obligation to make such Advance that have not been met or satisfied. In the event Borrower makes an Advance when all conditions have not been met or satisfied, such Advance shall not preclude Administrative Agent or any Lender from requiring that all such conditions be met and satisfied before another Advance is made. The making of any Advance or part thereof shall not be deemed an approval or acceptance by Administrative Agent or any Lender of the work theretofore done. Neither Administrative Agent nor any Lender shall have any obligation to make any Advance or part thereof during the existence of any Default or Event of Default, but shall have the right and option so to do; provided that if Administrative Agent or any Lender elects to make any such Advance, no such Advance shall be deemed to be either a waiver of any Default or Event of Default nor of the right to demand payment of the Obligations, or any part thereof, or exercise any other right or remedy that Administrative Agent or such Lender has with respect to such Default or Event of Default.

          Section 2.13    Borrower’s Equity.      All of Borrower’s Equity shall be expended, and evidence thereof shall be provided to Administrative Agent prior to disbursement of any Advance.

          Section 2.14    Sharing of Payments, Etc.      Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option after an Event of Default has occurred and is continuing to offset balances held by it for the account of Borrower at any of its offices against any principal of or interest on any portion of the Loan attributable to such Lender hereunder or any other obligation of Borrower hereunder which is not paid (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any portion of the Loan attributable to it under this Loan Agreement or other Obligation then due hereunder to such Lender, through the exercise of any right of set-off or lien granted under Section 9.3, bankers’ lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loan attributable to it, or the other obligations of Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with their respective portions of the Loan. To such end, all Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable Legal Requirements, that any Lender so purchasing a participation in the Loan may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of Borrower to such Lender.

Section 2.15       Status of Lenders.

          (a)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by Legal Requirements or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          (b)        Without limiting the generality of the foregoing clause (a), in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i)        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

          (ii)        duly completed copies of Internal Revenue Service Form W-8ECI;

          (iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 871(h) or 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN; or

          (iv)        any other form prescribed by Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Legal Requirements to permit Borrower to determine the withholding or deduction required to be made.

ARTICLE III. CONDITIONS PRECEDENT TO ADVANCES

          Section 3.1       Conditions of Closing and Initial Advance.      The Closing Date and Lenders’ obligation to make the initial Advance under the Loan are subject to the prior fulfillment, or waiver by Administrative Agent in writing, of each of the following conditions:

          (a)        Administrative Agent and Lenders shall have received this Loan Agreement and all of the other Loan Documents, duly executed and filed or recorded (or in a form suitable for filing and recording for the first Advance) where applicable, all of which shall be in form and substance satisfactory to Administrative Agent, including (i) the Note, (ii) the Mortgage, (iii) the Security Agreement, (iv) Financing Statements, (v) a Contractor Consent for each Construction Contract between Borrower and a Contractor or Design Professional, (vi) a closing certificate of Borrower, (vii) the Subordination Agreement, and (viii) a certification by an authorized representative of each Credit Party certifying as to (A) resolutions of the governing authority, board of directors, members or managers, or general partner, as applicable, of each Credit Party authorizing the Loan, the execution, delivery and performance of the Loan Documents, and any other action that is then being proposed to be taken, (B) an incumbency certificate of each Credit Party who will sign any Loan Document, (C) governmental certificates of good standing and existence of each Credit Party, where applicable, (D) certified articles of incorporation or other certificate of formation document and bylaws, operating agreement or regulations, partnership agreement, or other governing documents of each Credit Party, and (E) such other matters as may be required by Administrative Agent;

          (b)        Borrower shall have performed, satisfied, and delivered, as applicable, all in Administrative Agent’s sole discretion, (i) all items set forth in Borrower’s Loan Application, which was approved by Administrative Agent, in connection with the Loan, and (ii) all items on the closing checklist, as amended, issued by Administrative Agent in connection with such Loan Application;

          (c)        Administrative Agent shall be satisfied with the financial condition of Borrower and any other Credit Party;

          (d)        The Facility Fee shall have been paid to Administrative Agent;

          (e)        Administrative Agent shall have received, in form and substance acceptable to Administrative Agent, at no cost to Administrative Agent or any Lender, each of the following:

          (i)        an opinion of Credit Parties’ legal counsel, dated as of the Closing Date, and covering such matters as are required by Administrative Agent;

          (ii)        to the extent applicable as of the date of the initial Advance, copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any Governmental Agencies or other Person obtained or made by Borrower, any other Credit Party or any other Person in connection with the transactions contemplated by the Loan Documents and which is material to the financial condition of Borrower or such other Person or the conduct of its business or the transactions contemplated hereby or the Collateral or the Project, including building permits and those listed in Schedule 3.1(e)(ii), which is attached hereto and incorporated herein for all purposes and those identified in the Prospectus;

          (iii)        UCC, tax lien and judgment lien record searches, disclosing no notice of any Liens filed against any of the Collateral, other than the Permitted Exceptions;

          (iv)        the Title Policy (or the Title Company’s unconditional commitment to issue the Title Policy upon recordation of the Mortgage), and legible copies of all instruments representing exceptions to the state of title to the Land;

          (v)        a Phase I environmental report (jointly addressed to Borrower and Administrative Agent or with an appropriate reliance letter addressed to Administrative Agent) covering the Land, in form and content and conducted and prepared by an environmental consultant acceptable to Administrative Agent, and any other environmental reports or tests that Administrative Agent may request with respect to the Land, and any improvements thereon, all in form and substance acceptable to Administrative Agent (and Borrower agrees Administrative Agent may disclose the contents of such environmental report to Governmental Agencies, and if requested by Administrative Agent, Borrower shall deliver to Administrative Agent the written consent to such disclosure from the respective environmental consultant);

          (vi)      an Appraisal of the Land and Improvements showing the “completed and stabilized” value, and/or such other valuations as may be required by Administrative Agent;

          (vii)      a current pre-construction survey of the Land and any then existing improvements thereon as required pursuant to and in conformity with Section 7.2(a) hereof;

          (viii)      a full-size, single sheet copy of all recorded subdivision or plat maps of the Land approved (to the extent required by Legal Requirements) by all Governmental Agencies;

          (ix)       a copy of each Construction Contract, except that Borrower shall not be obligated to provide an original or copy of any Construction Contract related to construction (versus design) which is not executed by the Contractor directly with Borrower unless such subcontract (when aggregated with all contracts with such subcontractor) exceeds $50,000 or is requested by Administrative Agent;

          (x)        a copy of the Plans;

          (xi)        evidence that all applicable zoning ordinances and restrictive covenants affecting the Land permit the use for which the Improvements are intended and have been or will be complied with in all respects;

          (xii)        current Financial Statements of Borrower as required by Administrative Agent;

          (xiii)        a soils and geological report covering the Land issued by a Design Professional approved by Administrative Agent, which report shall be addressed to Borrower, Administrative Agent, Lenders, and their respective successors and assigns, shall be satisfactory in form and substance to Administrative Agent, and shall include an affirmative confirmation that construction of all Improvements as proposed is feasible under existing soils conditions so long as the recommendations of the soils report are followed and confirmation that the Plans adequately incorporate such recommendations;

          (xiv)       if there are existing improvements on the Land, a property condition report prepared by a Design Professional acceptable to Administrative Agent and reflecting no facts or conditions that are objectionable to Administrative Agent;

          (xv)        the Construction Schedule;

          (xvi)        the Budget, which must have been approved by Administrative Agent;

          (xvii)        evidence that all permits, approvals, contracts, rights-of-way, and other matters have been obtained in order to provide rail access, spur upgrade construction, rail spur and container loading services, and similar upgrades and services for operation of the Plant, all satisfactory to Administrative Agent;

          (xviii)      evidence that all applicable impact fees, use fees, utility fees and deposits, connection fees, and other fees and assessments related to the streets, rail access, and utility services for, and development and operation of, the Project have been paid or are included in the Budget;

          (xix)        an Automated Clearing House debit authorization duly executed by Borrower;

          (xx)        the Projections;

          (xxi)       all of Borrower’s marketing agreements and agreements with members satisfactory in form and substance to Administrative Agent;

          (xxii)        evidence that Borrower has received the Borrower’s Equity in an amount not less than $29,140,000 in cash;

          (xxiii)        fully executed copies of the Borrower’s contracts with the West Texas and Lubbock Railway Company for spur upgrade construction and with a Person approved by Administrative Agent for rail access, a rail spur and container loading services and other similar contracts for Borrower’s operation of the Project, including those contracts identified in the Prospectus;

          (xxiv)       evidence that all tax credits, incentives, mandates and the like described in the Prospectus are available to Borrower;

          (xxv)         evidence that Borrower shall have purchased and received clear title in fee simple to the Land free and clear of all Liens;

          (xxvi)         mortgagee title policy re-insurance or co-insurance as required by Administrative Agent;

          (xxvii)        evidence that no Collateral is located in an area identified as having special flood hazards or, if any Collateral is located in an area identified as having any flood hazards, evidence of flood insurance for such area as required by applicable Legal Requirements;

          (xxviii)        evidence that each Credit Party has paid all of its taxes, assessments and other governmental charges which are due and payable;

          (xxix)        evidence that the Real Property Collateral abuts and has fully adequate direct and free access to one or more dedicated streets and thoroughfares and to rail lines and has adequate rights of ingress and egress;

          (xxx)         evidence of the availability of utilities and other necessary services;

          (xxxi)        copies of all Rex Subordinated Debt Documents and all FEL Subordinated Debt Documents; and

          (xxxii)        evidence that Borrower has paid in full the FEL Subordinated Debt.

(f)        Borrower shall have (i) executed all Operating Contracts necessary for the operation of the Project, including Operating Contracts of the nature identified on Schedule 3.1(f) attached hereto and incorporated herein for all purposes, each of which shall be in form and substance and with party(s) reasonably acceptable to Administrative Agent and (ii) caused to be executed and delivered to Administrative Agent a consent and agreement for each such Operating Contract executed by the parties thereto to the collateral assignment to Administrative Agent of such Operating Contract, and the granting of nondisturbance rights in favor of Administrative Agent, opportunity to cure rights in favor of Administrative Agent, and such other matters as Administrative Agent may require, all in form and substance acceptable to Administrative Agent.

(g)        With respect to the initial Advance only, either (i) Borrower shall have received and used for approved Construction Costs an additional amount equal to $7,285,000 in Borrower’s Equity and shall have consented to a reduction of the Note Amount by such amount or (ii) Administrative Agent shall have received an update feasibility study and pro forma financial statements for the Project prepared by an independent third party acceptable to Administrative Agent that confirm or reflect improved findings and outcomes than those in the feasibility study previously provided by Borrower to Administrative Agent, all as approved by Administrative Agent’s chief credit and risk officer.

Section 3.2 Conditions of All Advances. The Closing Date and Lenders’ obligation to make any Advance (including the initial Advance) under the Loan are subject to the prior fulfillment, or waiver by Administrative Agent in writing, of each of the following conditions:

          (a)        no Default or Event of Default shall have occurred and be continuing or would result from the making of any such Advance hereunder;

          (b)        there shall not have occurred and be continuing any Material Adverse Effect;

          (c)        the Commitment Expiration Date shall not then have occurred;

          (d)        all representations and warranties of all of the Credit Parties herein or in any of the other Loan Documents shall then be true and correct in all material respects (provided those that relate to a specific date shall be true and correct as of such date), and Borrower shall have provided Administrative Agent such evidence of compliance with the representations and warranties as Administrative Agent may reasonably request;

          (e)        each Credit Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are to be performed or complied with on or before the date of the Advance, all in accordance with the provisions of the Loan Documents;

          (f)        Borrower shall have paid any and all fees due Administrative Agent and Lenders under the Loan Documents and any and all costs and expenses (including legal fees and expenses) incurred by Administrative Agent that are to be reimbursed by Borrower under the Loan Documents up to the date of such Advance;

          (g)        Administrative Agent shall have received evidence satisfactory to it that the Credit Parties own the Collateral and Administrative Agent’s Liens against the Collateral are duly perfected in a first priority Lien position;

          (h)        Administrative Agent shall have received evidence satisfactory to it of the insurance required hereby or by any of the other Loan Documents;

          (i)        all of the Loan Documents shall be in full force and effect and binding and enforceable obligations of each Person who may be a party thereto or otherwise bound thereby;

          (j)        in Administrative Agent’s determination, which cannot be made in bad faith, Completion will occur on or before March 31, 2008;

          (k)        Borrower shall have disbursed, or Borrower shall be disbursing with the requested Advance, (i) all funds previously advanced, and (ii) all Borrower’s Deposits made or required to be made as of the date of the Advance; and all Borrower’s Equity, which was to have been paid prior to such Advance being disbursed, shall have been paid;

          (l)        the aggregate of all Advances (including the requested Advance) shall not exceed the value of the Land, the work done, and the materials physically incorporated into the Improvements or paid for and delivered to the Land or stored off-site as provided in this Agreement;

          (m)        Administrative Agent shall have received such other documents and information as Administrative Agent may reasonably request; and

          (n)        Borrower shall have satisfied all of the conditions set forth in Section 3.1.

          Section 3.3 [Reserved]

          Section 3.4       Additional Conditions Precedent to All Advances.      Lenders’ obligation to make any Advance is subject to the prior fulfillment, or waiver by Administrative Agent in writing, of each of the following conditions:

          (a)        Administrative Agent and the Independent Consultant shall have received a Draw Request for the subject Advance at least 15 Business Days prior to the requested date of disbursement of the Construction Advance, and Administrative Agent and the Independent Consultant shall have approved such Draw Request, such approval not to be unreasonably withheld or delayed;

          (b)        each of the conditions contained in Sections 3.1 and 3.2 shall have been met or satisfied;

          (c)        the Mortgage and any other Loan Documents which are to be recorded or filed were duly recorded and filed prior to commencement of any construction on the Land, including pre-construction activity, placing any materials or supplies on the Land, or any other act or occurrence which could give rise to a lien claim equal or superior to the Liens created by the Loan Documents;

          (d)        Completion shall not then have occurred;

(e)        (i) the Improvements shall not have been damaged by fire or other casualty (x) that has not been fully repaired or (y) that is not in the process of being repaired with sufficient funds set aside therefor and such repair shall not result in a material delay in construction and completion of the Project;

          (f)        Administrative Agent and the Independent Consultant shall have received, at Borrower’s expense, a down date endorsement to the Title Policy (or if an endorsement is not available, a letter from the Title Company) dated within five days of the requested Advance and showing no state of facts objectionable to Administrative Agent, including showing no intervening Lien has been filed affecting the Land or the Project;

          (g)        if requested by Administrative Agent, Administrative Agent and the Independent Consultant shall have received, after the location of the foundation for any building site on the Land has been established and staked on the ground and before the foundation is poured, a survey in conformity with Section 7.2(b) hereof;

          (h)        Administrative Agent and the Independent Consultant shall have received waivers and releases signed and acknowledged (notarized) by each Contractor that has done work included within any prior Draw Request that the respective Contractor has been paid in full (except for required retainage) for, and waiving and releasing any mechanic’s and materialmen’s Lien rights with respect to, all work done through the date of the preceding Draw Request;

          (i)        Administrative Agent and the Independent Consultant shall have received an inspection report prepared by the Independent Consultant approving the Draw Request and confirming that the amount of the Advance included in the Draw Request does not exceed the cost of the work completed less prior Advances and required retainage, that the undisbursed Loan proceeds, together with funds in the Construction Account and any Special Account designated for Construction Costs plus any outstanding Borrower’s Equity for Construction Costs, are sufficient to complete all of the Improvements, that the Improvements have been constructed in accordance with the Plans and applicable Legal Requirements, that the construction is proceeding in conformity with the Budget and Construction Schedule, and such other matters as may be reasonably requested by Administrative Agent; and

          (j)        Administrative Agent shall have received evidence that the full amount of the Interest Reserve has been deposited into the Interest Reserve Account.

          Section 3.5       Conditions Precedent to Final Advance.      Lenders’ obligation to make the final Advance is subject to the prior fulfillment, or waiver by Administrative Agent in writing, of each of the following conditions:

          (a)        each of the conditions contained in Sections 3.1, 3.2 and 3.4 shall have been met or satisfied;

          (b)        Completion shall have occurred, and Administrative Agent and the Independent Consultant shall have received satisfactory evidence that Completion has occurred;

          (c)        Administrative Agent and the Independent Consultant shall have received an “as-built” survey as required pursuant to and in conformity with Section 7.2(c) hereof and approved in writing by Administrative Agent;

          (d)        Administrative Agent and the Independent Consultant shall have received a complete set of “as-built” plans and specifications for the Improvements, certified as accurate by each applicable Design Professional;

          (e)        Administrative Agent and the Independent Consultant shall have received an affidavit of bills paid and lien waivers and releases, in form and substance acceptable to Administrative Agent, executed by each Contractor and any other Person Administrative Agent reasonably requires;

          (f)        Administrative Agent and the Independent Consultant shall have received evidence that there are no Liens against any of the Collateral, other than Permitted Exceptions;

          (g)        Administrative Agent and the Independent Consultant shall have received evidence that 40 days shall have elapsed from the later of (i) the date of completion of the Improvements, as specified in Texas Property Code § 53.106, if the Affidavit of Completion provided for in this Loan Agreement is filed within 10 days after such date of Completion, or (ii) the date of filing of such Affidavit of Completion if such Affidavit of Completion is filed 10 days or more after the date of the completion of the Improvements, as specified in Texas Property Code § 53.106;

          (h)        Administrative Agent and the Independent Consultant shall have received evidence that the Improvements and their use comply fully with any and all applicable zoning, subdivision, building and environmental requirements and other Legal Requirements (and such evidence must include documentation establishing that both the zoning and subdivision approval is based on no requirement or condition involving any real property, or rights appurtenant thereto, other than the property encumbered by the Mortgage, that the number of parking spaces available on the Land is sufficient to comply with all applicable Legal Requirements for the Project, and that all fire and other health and safety systems in the Improvements are installed, operational and sufficient to comply with all applicable Legal Requirements);

           (i)        satisfaction of the requirements set forth in Section 2.8(f); and

           (j)        Administrative Agent and the Independent Consultant shall have received any other evidence or information concerning Completion that Administrative Agent reasonably requires.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

          Borrower represents and warrants to Administrative Agent and each Lender (each of the following representations and warranties: (a) has been and will be relied upon as an inducement to Administrative Agent and each Lender to make the Loan, and (b) is continuing and shall be deemed remade by Borrower on the Closing Date and at all times thereafter until all Obligations have been fully satisfied) that:

          Section 4.1        Organization and Existence.      Borrower is a limited liability company, duly organized, validly existing and in good standing, if applicable, under the laws of its jurisdiction of organization; the organizational number assigned to Borrower by such jurisdiction is 800306780; Borrower is qualified to do business and is in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary; and each Credit Party, if any, is duly organized, validly existing and in good standing, if applicable, under the laws of the state of its formation and is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary.

          Section 4.2       Execution, Delivery and Performance.      Each Credit Party has the requisite organizational power and authority to enter into and perform its obligations under the Loan Documents to which it is a party. Borrower holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required for the then current stage of construction or Completion of the Improvements and for the then current operations of Borrower’s business. The execution, delivery and performance by Borrower and by each of the other Credit Parties of each of the Loan Documents to which it is a party: (a) have been duly authorized by all requisite organizational action, (b) do not and will not violate or conflict with any law, order or other Legal Requirement, (c) do not and will not violate or conflict with any of the agreements, instruments or documents which formed or govern the respective Credit Party, and (d) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other material agreement, instrument or document to which it is a party or is subject.

          Section 4.3       Notices and Approvals.      Except as may have been given or obtained, no notice to or consent or approval of any Governmental Agency or other third party whatsoever (including any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of this Loan Agreement, the Note and the other Loan Documents to which it is a party.

          Section 4.4       Enforceability.      The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

          Section 4.5       Collateral.      Borrower has good and marketable title to the Real Property Collateral, free and clear of any Liens, charges, claims, easements, restrictions, rights of first refusal, options, leases, covenants, or other rights, titles, or interests except the Permitted Exceptions. Except for Permitted Exceptions and priorities afforded to any Permitted Exception: (a) Borrower has good and marketable title to the Personal Property Collateral, (b) none of the Personal Property Collateral is subject to any Lien, and (c) upon the filing of all UCC financing statements with respect to the Personal Property Collateral in the appropriate jurisdiction(s) and the completion of any other action required by Legal Requirements to perfect its Liens, Administrative Agent (for the benefit of Secured Parties) will have valid and perfected first Liens upon all of the Personal Property Collateral. Any Tangible Collateral which is not located on the Land is and will remain Personal Property Collateral and is not and shall not constitute real property at such location. Within the past six years, Borrower has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed in writing to Administrative Agent prior to the Closing Date.

          Section 4.6       Financial Statements.      Except as expressly set forth in Borrower’s financial statements, all financial statements of Borrower furnished to Administrative Agent and any Lender have been prepared in conformity with GAAP are true and correct and present fairly in all material respects, the financial condition of Borrower as of such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation.

          Section 4.7       Litigation.      No litigation, arbitration, administrative or governmental proceedings are pending or, to the Knowledge of Borrower, threatened against any Credit Party, which would, if adversely determined, materially and adversely affect (a) such Credit Party’s interest in the Collateral or the Liens and security interests of Administrative Agent for the benefit of Secured Parties hereunder or under any of the Loan Documents, or (b) the financial condition of such Credit Party or its continued operations.

          Section 4.8       Tax Returns.      All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate Governmental Agencies, and all taxes due and payable by any Credit Party have been timely paid (except to the extent that any such failure to file or pay will not materially and adversely affect (a) either the Liens and security interests of Administrative Agent for the benefit of Secured Parties hereunder or under any of the Loan Documents, (b) the financial condition of any Credit Party, or (c) its continued operations).

          Section 4.9       Relationship with Merrill Lynch.      Neither Borrower nor any shareholder or other Person that controls Borrower is (a) an executive officer or director of Merrill Lynch & Co., Inc. or any of its subsidiaries or Affiliates, or (b) a holder of more than 10% of any class of voting securities of Merrill Lynch & Co., Inc. or any of its subsidiaries or Affiliates. For purposes of this representation, “control” means the power to vote 25% or more of any class of voting securities; the ability to control the election of a majority of directors; or the power to exercise a controlling influence over management policies.

          Section 4.10       No Default.      No Default or Event of Default has occurred and is continuing.

          Section 4.11       No Outside Broker.      Except for employees of Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Financial Consultant (“MLPF&S”) or one of their Affiliates or as described in writing by Borrower to Administrative Agent, Borrower has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to Administrative Agent by, any broker or other loan arranger.

          Section 4.12       Material Adverse Effect.      Since June 30, 2006, there has been no change which would reasonably be expected to have a Material Adverse Effect.

          Section 4.13       Environmental Matters.      In the ordinary course of its business, the officers of Borrower consider the effect of Environmental Laws on the business of Borrower, in the course of which they identify and evaluate potential risks and liabilities accruing to Borrower due to Environmental Laws. On the basis of this consideration, Borrower has concluded that Environmental Laws and Environmental Claims would not reasonably be expected to have a Material Adverse Effect on Borrower. Neither Borrower nor any Subsidiary has received any written notice of a material Environmental Claim or to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect on Borrower.

          Section 4.14       Investment Company Act.      Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.15       Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended.

          Section 4.16       No Assignment.      Borrower has made no previous assignment of its interest in the Plans, any Construction Contract, any Property Contract, or any Operating Contract.

          Section 4.17       Compliance With Laws.      Each Credit Party is in compliance in all material respects with all Legal Requirements applicable to such Credit Party. Upon completion of construction of the Improvements in accordance with the Plans, the Improvements will comply with all applicable Legal Requirements, including zoning laws, building codes, handicap or disability laws, Environmental Laws, and all rules, regulations and orders relating thereto, and the use to which Borrower is using and intends to use the Land and Improvements complies with and will comply with such Legal Requirements. Borrower has obtained all permits, licenses, consents and approvals which are needed as of such date for the construction of the Improvements and use of the Land and Improvements in order to comply with all Legal Requirements.

          Section 4.18       Plans.      The Plans are satisfactory to Borrower, are in compliance with all Legal Requirements and, to the extent required by any Legal Requirements, have been approved by each Governmental Agency and/or by the governing authority and beneficiaries, as appropriate, of any restrictive covenant or other nongovernmental legal requirements affecting the Land or Improvements. The Plans are complete in all material respects, contain all necessary detail for construction of the Improvements, are sufficient for construction of all infrastructure and improvements necessary to complete construction of the Project so that the Project is capable of operating in its intended capacity, and have been sealed by the Design Professional(s) who prepared such Plans.

          Section 4.19       Utility Services.      All utility services of sufficient size and capacity necessary for the construction of the Improvements and the use thereof for their intended purposes are available at the property line(s) of the Land for connection, and upon Completion are connected, to the Improvements, including potable water, storm and sanitary sewer, gas, electric and telephone facilities.

          Section 4.20       Access.      Access by vehicles to the Land for the full utilization of the Improvements for their intended purposes exists over paved roadways that have been completed, dedicated to the public use and accepted by the appropriate Governmental Agencies, or the necessary rights-of-way for such road ways have been acquired by the appropriate Governmental Agencies and all necessary steps have been taken by Borrower and such Governmental Agencies to assure the complete construction and installation of such roadways.

          Section 4.21       No Commencement.      As of the date of recordation of the Mortgage, (a) no steps to commence construction on the Land, including steps to clear or otherwise prepare the Land for construction thereon or the delivery of materials for use in construction of the Improvements, have been taken, and (b) no contract or other agreement has been executed for construction (including development) on the Land for engineering, architecture or other design related to any such construction, has been entered into, for furnishing materials for such construction or for any other related purpose, the performance of which by the other party thereto could give rise to a Lien.

          Section 4.22       Budget Correct.      The Budget is true, correct, and complete, and accurately reflects Borrower’s best good faith estimate of all of the direct and indirect costs of all matters reflected therein, including completing the Improvements in accordance with the Plans, the Loan Documents, and all Legal Requirements.

          Section 4.23       Projections.      The Projections fairly present Borrower’s reasonable forecast of the most probable results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. As of the date of this Loan Agreement, to the best of Borrower’s Knowledge (with such due diligence as a reasonable Person would have performed), there have been no changes with respect to any facts, assumptions, or any other matters or conditions which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy or change with respect to the Projections.

          Section 4.24       Contracts.      There are no Construction Contracts, Property Contracts, or Operating Contracts (including all amendments thereto), a copy of which has not been delivered to Administrative Agent and the Independent Consultant (if in existence on the date of this Loan Agreement) or that will not have been delivered to Administrative Agent and the Independent Consultant within five days after execution (if not currently in existence), and all such copies are and shall be true, correct and complete. All Construction Contracts, Operating Contracts, and material Property Contracts have been duly executed by all parties thereto, and Borrower is not in default, and there exists no event or fact that with the giving of notice, the passage of time, or both, would constitute a default, thereunder. Borrower has all Operating Contracts (duly executed and binding upon all parties thereto) needed to operate the Project consistent with the Projections.

          Section 4.25       Land.      If required by applicable Legal Requirements, the Land has been duly platted in accordance with all Legal Requirements, which plat has been approved and executed by all appropriate Governmental Agencies and has been duly recorded. The Project is taxed separately without regard to any other property, and for all purposes, the Project may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

          Section 4.26       ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each ERISA Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a de minimis amount the fair market value of the assets of such ERISA Plan, and the present value of all accumulated benefit obligations of all underfunded ERISA Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than de minimis amount the fair market value of the assets of all such underfunded ERISA Plans.

          Section 4.27       Disclosure; Accuracy. Borrower has disclosed to Administrative Agent, Lenders and the Independent Consultant all agreements, instruments, reports, inspections and corporate or other restrictions related to the Project or to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished or hereafter furnished by or on behalf of Borrower or any other Credit Party to Administrative Agent, the Independent Consultant or any Lender in connection with the negotiation of this Loan Agreement or any of the Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          Section 4.28       Subsidiaries.      As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Schedule 4.28, and all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Credit Party in the amounts specified in Schedule 4.28 free and clear of all Liens. Neither Borrower nor any Subsidiary has any equity investments in any other Person other than those specifically disclosed on Schedule 4.28.      All of the equity interests in Borrower have been validly issued and are fully paid and nonassessable. The Subsidiaries of Borrower as of the Closing Date are specified on Schedule 4.28, and Schedule 4.28 correctly sets forth the complete and correct name of each Subsidiary, the jurisdiction of organization of each Subsidiary, the percentage of Borrower’s ownership of the outstanding equity interests of each Subsidiary directly owned by Borrower, the percentage of each Subsidiary’s ownership of the outstanding equity interests of each other Subsidiary and the authorized, issued and outstanding equity interests of Borrower and each Subsidiary. Other than those set forth on Schedule 4.28, there are no outstanding subscriptions, options, warrants, calls or rights (including preemptive rights) to acquire, and no outstanding securities, instruments or rights convertible into, any equity interests of Borrower or any Subsidiary.

          Section 4.29       Labor Controversies.      There are no labor controversies pending or threatened against any Credit Party which could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V. AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any outstanding Commitment hereunder, Borrower will, and will cause each Credit Party to, perform and observe the following covenants:

          Section 5.1       Financial and Other Information.      Borrower shall furnish or cause to be furnished to Administrative Agent and Lenders during the term of this Loan Agreement all of the following:

          (a)       Annual Financial Statements.      Within 120 days after the close of each fiscal year of Borrower, a copy of the annual audited financial statements of Borrower, including, in reasonable detail, a balance sheet and statement of retained earnings as at the close of such fiscal year and statements of profit and loss and cash flow for such fiscal year;

          (b)       Quarterly Certificate of Compliance.      Within 60 days after the close of each calendar quarter, a Certificate of Compliance, duly executed by the president, chief financial officer or chief executive officer of Borrower, in the form of Exhibit B attached hereto, or such other form as may be reasonably required by Administrative Agent from time to time;

          (c)       Interim Financial Statements.      Within 60 days after the close of each fiscal quarter of Borrower, a copy of the interim financial statements of Borrower for such fiscal quarter (including in reasonable detail both a balance sheet as of the close of such fiscal period, and statement of profit and loss for the applicable fiscal period);

          (d)       Projections.      Within 60 days prior to the close of each fiscal year of Borrower, a copy of the internally prepared projections for Borrower of balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);

          (e)       Operating Statement.      On or before 60 days after the end of each calendar month and on or before 120 days after the end of each fiscal year of Borrower, an operating statement for the Collateral, such reports to be in such form and in reasonable detail as Administrative Agent may request, setting forth the financial condition and the income and expenses for the Collateral for the immediately preceding calendar month or fiscal year, as applicable, and a certificate executed by Borrower certifying that such report has been prepared in accordance with GAAP that fairly presents the results of the operations of the Collateral for the period covered thereby;

          (f)       Operating Budget.      On or before 60 days prior to the start of each fiscal year, an annual operating budget for the Collateral for the next fiscal year, in form and substance acceptable to Administrative Agent; and

          (g)       Other Information.      Such other financial statements, reports and information as Administrative Agent may from time to time reasonably request relating to Borrower, any Credit Party or the Collateral.

Section 5.2 General Agreements With Respect to Financial Information. Borrower agrees that except as otherwise specified herein or otherwise agreed to in writing by Administrative Agent:

          (a)        all annual financial statements required to be furnished by Borrower to Administrative Agent hereunder will be prepared by either the current independent accountants for Borrower or other independent accountants of recognized standing reasonably acceptable to Administrative Agent;

          (b)        all other financial information required to be furnished by Borrower to Administrative Agent or any Lender hereunder will be certified as correct in all material respects by the party who has prepared such information, and, in the case of internally prepared information with respect to Borrower, certified as correct by its chief financial officer;

          (c)        all financial statements shall be prepared in accordance with GAAP; and

          (d)        the fiscal year of Borrower will end on December 31.

Section 5.3     Financial Records; Inspection.      Each Credit Party will:

          (a)        maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with the financial statements heretofore furnished to Administrative Agent, or prepared on such other basis as may be approved in writing by Administrative Agent; and

          (b)        permit Administrative Agent, any Lender or their duly authorized representatives, upon reasonable notice and at reasonable times, to inspect Borrower’s, its Subsidiaries’ and each Credit Party’s properties (both real and personal), operations, books and records and to audit, examine, and make copies or extracts of Borrower’s books of account and records relating to the Collateral.

          Section 5.4     Taxes.      Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except to the extent that any such failure to file or pay will not materially and adversely affect either the Liens of Administrative Agent under any of the Loan Documents or the financial condition or continued operations of any Credit Party.

          Section 5.5     Compliance With Laws and Agreements.      Borrower will, and will cause its Subsidiaries to, timely comply (to prevent any breach) with and satisfy all Legal

Requirements that affect or are otherwise related to the Collateral, or the construction, use, or occupancy thereof, excluding non-compliance that, either individually or in the aggregate, could not reasonably be expected to result in (i) a Material Adverse Effect or (ii) seizure of, forfeiture of or a Lien upon any material portion of the Collateral. No Credit Party will violate (a) any law, regulation or other governmental requirement, any judgment or order of any court or Governmental Agency, or any other Legal Requirement; (b) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (c) any agreement, instrument or document to which it is a party or by which it is bound, in each case, if any such violation will materially and adversely affect either the Liens and security interests of Administrative Agent hereunder or under any of the Loan Documents or the financial condition or continued operations of any Credit Party.

          Section 5.6    Notification By Borrower.      Borrower shall provide Administrative Agent and the Independent Consultant with prompt written notification of:

          (a)        any Default or Event of Default;

          (b)        any Material Adverse Effect;

          (c)        any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly the financial condition and results of operations purported to be presented in such statements;

          (d)        any threatened or pending litigation involving any Credit Party;

          (e)        any Event of Loss, Casualty or Condemnation or any attachment, Lien, judicial process, encumbrance or claim affecting or involving any Collateral other than a Permitted Exception;

          (f)        any change in Borrower’s outside accountants;

          (g)        any violation of any Legal Requirement applicable to the Collateral or any Credit Party, except for violations that, either individually or in the aggregate, could not reasonably be expected to have a material effect on the Borrower or create or result in a Lien on any material portion of the Collateral;

          (h)        any actual or threatened condemnation of any portion of the Collateral, any negotiations with respect to any such taking, or any loss of or substantial damage to the Collateral;

          (i)        any notice received by Borrower with respect to the cancellation, alteration, or nonrenewal of any insurance coverage maintained as required by the Loan Documents;

          (j)        any failure by Borrower or any Contractor, subcontractor, or supplier to perform any material obligation under any Construction Contract or subcontract, or any other breach under any Construction Contract, or any event or condition which would permit termination of a Construction Contract or subcontract or suspension of work thereunder, or any notice given by Borrower or any Contractor or Design Professional with respect to any of the foregoing;

          (k)        any required permit, license, certificate, or approval with respect to the Collateral that is not timely issued, or lapses or ceases to be in full force and effect; and

          (l)        the occurrence of a default of any agreement involving any Credit Party and involving or evidencing trade payables in an aggregate amount equal to or greater than $250,000.

Each notification by Borrower pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

          Section 5.7       Entity Organization.      Each Credit Party which is an entity will (a) remain (i) validly existing and in good standing in the state of its organization and (ii) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary, and (b) maintain all governmental permits, licenses and authorizations necessary for the operation of its business. Borrower and each Credit Party shall give Administrative Agent not less than 30 days prior written notice before changing the state where it is organized, changing its “place of business” (as defined in the UCC) if not the state of organization or otherwise changing the place where its books and records are maintained, changing its name (including any fictitious name), or changing its organizational number or taxpayer identification number.

          Section 5.8       Environmental Compliance.      Except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, Borrower will conduct its business operations, handle, store, transmit, discharge, emit, release and dispose of Hazardous Substances, and use the Collateral so as to comply with all Environmental Laws in all material respects and will avoid Environmental Contamination; and Borrower, so long as any Obligations remains outstanding, will, and will cause each Subsidiary to, continue to have in full force and effect all Federal, state and local licenses, permits, orders and approvals required to operate the Collateral in compliance with all Environmental Laws in all material respects.

          Section 5.9       Insurance.

          (a)         Coverage.      Without limiting any of the other obligations or liabilities of Borrower under the Loan Documents, Borrower shall, and shall cause each Subsidiary to, during the term of this Loan Agreement, carry and maintain (or cause to be carried and maintained), at its own expense, at least the minimum insurance coverage and deductibles in at least such amounts (A) as are, at a minimum, usually obtained by similarly-situated companies engaged in the same or similar business and with the same or similar assets and operations as Borrower and (B) as Administrative Agent may reasonably require, with insurers having a minimum A.M. Best rating of A- VII and licensed to provide such insurance in the jurisdictions where coverage is to be provided, and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to

Administrative Agent. In addition, Borrower shall, and shall cause each Subsidiary to, carry and maintain any other insurance that Administrative Agent may reasonably require from time to time.

         (i)        All risk property insurance, including boom and overload and boiler and machinery coverage (including electrical malfunction and mechanical breakdown), and such other coverage as Administrative Agent may require, and insuring the Collateral against physical loss or damage from perils including fire and extended coverage, windstorm, collapse, earth movement, and such other perils as Administrative Agent may require. Notwithstanding anything herein to the contrary, coverage shall be written for an amount which is no less than the replacement cost value of the Collateral, without reduction for depreciation. Such insurance policy shall contain an endorsement waiving any coinsurance requirement and contain deductibles not greater than $5,000.

          (ii)        Commercial general liability insurance, including pollution liability (which may be provided under a separate policy), products/completed operations, blanket contractual liability, environmental liability, premises/ operations, independent contractors, personal injury, fire legal liability, loss of use, and employee benefits liability with each written on an occurrence basis. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law. If boom and overload is not available as required in clause (i) above, this policy shall be endorsed to include coverage for rigger’s liability.

          (iii)        Business interruption, extra expense, and contingent business interruption insurance (whether a separate policy or additional coverage included under another policy) in an amount equal to 12 months projected net profits and continuing expenses (including the loan payments due on the Collateral).

          (iv)        Workers’ compensation insurance in accordance with statutory provisions and employer’s liability. Such coverage shall not contain any occupational disease exclusions. All such insurance will be compulsory and not elective. Any deductible contained under the policy will be disclosed to Administrative Agent.

          (v)        Automobile liability and automobile physical damage insurance (as appropriate) covering all owned, rented, non-owned and hired vehicles written on an occurrence basis.

          (vi)        Excess or umbrella liability insurance written on an occurrence basis providing coverage on a follow-form basis in excess of the insurance limits and terms required under subsections (ii), (iv), and (v) above. Any differences in coverage terms under this policy will be fully disclosed to Administrative Agent.

          (vii)        Prior to commencing any construction on the Land, builder’s risk insurance, including theft, to insure, without limitation, all buildings, machinery,

equipment, materials, supplies, temporary structures, foundations, other underground property, personal property, and all other property of any nature on-site, off-site, and while in transit which is to be used in fabrication, construction, and completion of the improvements (other than tenant finish-out improvements not financed hereby) being constructed, and to remain in effect until all such improvements being constructed have been completed and accepted by Borrower and Administrative Agent (or Administrative Agent’s designee) and a Certificate of Occupancy has been issued. Such insurance shall be provided on a replacement cost value basis and shall (A) be on a non-reporting, completed value, form; (B) cover damage to landscaping and debris removal expense (including removal of pollutants); (C) provide that Borrower can complete and occupy the premises without further written consent from the insurer; (D) cover loss of income resulting from delay in occupancy, loss and damage to property due to faulty or defective workmanship or materials and error in design or specification, and loss while the property is in the care, custody and control of others to whom the property may be entrusted; (E) not exclude losses due to explosions, collapses, or underground hazards; (F) cover soft costs and continuing expenses not directly involved in the direct cost of construction or renovation, including interest on money borrowed to finance construction or renovation, advertising, promotion, real estate taxes and other assessments, the cost of renegotiating leases, architectural and engineering costs, legal and accounting costs, and other expenses incurred as the result of property loss or destruction by the insured peril; (G) cover settling, subsidence, riots, civil commotion, vandalism, and malicious mischief; (H) not contain any safeguard warranties; and (I) not contain any monthly limitation.

          (viii)        If requested by Administrative Agent with respect to any time any improvements are being constructed on the Land, Borrower shall cause each Contractor performing any of such construction work to maintain worker’s compensation insurance or other applicable insurance providing coverage for injuries to such Contractor’s personnel, auto liability insurance, and general liability insurance, all in the amounts and providing such coverage as is reasonably acceptable to Administrative Agent.

          (ix)        Borrower shall cause each Design Professional to maintain errors and omissions insurance in amounts and providing such coverage as is reasonably acceptable to Administrative Agent.

          (x)        Other insurance in such amounts as may from time to time be reasonably required by Administrative Agent, including liquor liability, environmental liability and professional liability.

          (b)       Endorsements.      Borrower shall, and shall cause each Subsidiary to, cause all insurance policies carried and maintained in accordance with this Loan Agreement to be endorsed to Administrative Agent for the benefit of Secured Parties, its successors and assigns as indicated below.

          (i)        As the sole loss payee as its interest may appear with respect to the Collateral under the property, builder’s risk, auto, boiler and machinery, business interruption/extra expense, and contingent business interruption insurance, and any other insurance obtained pursuant to the provisions hereof for which Administrative Agent for the benefit of Secured Parties can be named as a loss payee as its interest may appear. Any obligation imposed upon Borrower, including the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Administrative Agent or any Lender.

          (ii)        With respect to property and builder’s risk policies described in the subsection (i) “Coverage” above, the interests of Administrative Agent or a Lender shall not be invalidated by any action or inaction of Borrower or any other Person, and shall insure Administrative Agent and Lenders regardless of any breach or violation by Borrower or any other Person, of any warranties, declarations or conditions of such policies.

          (iii)        Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

          (iv)        The insurers providing the coverage required hereunder shall waive all rights of subrogation against Administrative Agent or any Lender, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise.

          (v)        Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Administrative Agent and Lenders with respect to its interests as such in the Collateral.

          (vi)        If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any material changes are made in the coverage which adversely affect the interests of Administrative Agent or a Lender, such cancellation or change shall not be effective as to Administrative Agent until 30 days, except for non-payment of premium which shall not be effective as to Administrative Agent or any Lender until 10 days, in each case, after receipt by Administrative Agent of written notice sent by registered mail from such insurer.

          (vii)        Upon the occurrence of a Default hereunder, Borrower irrevocably, appoints Administrative Agent as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies.

          (viii)       All insurance policies should include a waiver of terrorism exclusion or confirmation of said coverage.

          (ix)        Administrative Agent for the benefit of Secured Parties shall be named as an additional insured with respect to the commercial general liability, excess or umbrella liability, and any other insurance obtained pursuant to the provisions hereof for which Administrative Agent for the benefit of Secured Parties can be named as an additional insured. Any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Administrative Agent or any Lender.

          (c)       Certifications.      On the Closing Date, and at each policy renewal, but not less than annually with respect to all Collateral, Borrower shall provide to Administrative Agent an Acord 27 – Evidence of Property Insurance and loss payable endorsements for each such property policy and an Acord 25 Certificate of Liability Insurance for general liability, workers’ compensation, automobile liability, umbrella or excess liability policies. All certificates shall identify the insurance carriers, the type of insurance, the limits, deductibles, and terms thereof and shall specifically list the special provisions delineated for such insurance required by this Section. Borrower shall furnish to Administrative Agent a certificate signed by a duly authorized representative of the insurer, showing the insurance then maintained by or on behalf of Borrower pursuant to this Section and stating that such insurance complies in all material aspects with the terms hereof, together with evidence of payment of premiums.

          (d)       Forced Placement.      In the event that at any time the insurance required by this Section shall be reduced or cease to be maintained, then (without limiting the rights of Administrative Agent or any Lender hereunder in respect of the Default which arises as a result of such failure) Administrative Agent may, at its option, maintain the insurance required hereby. Borrower shall reimburse Administrative Agent upon demand for the cost thereof with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

         Section 5.10    Additional Subsidiaries.      If any Subsidiary is acquired or formed by Borrower after the Closing Date, Borrower will, within 10 Business Days after such Subsidiary is acquired or formed, notify Administrative Agent and will cause such Subsidiary to execute a guaranty, a Security Agreement and such other Loan Documents as Administrative Agent shall reasonably require, in form and substance satisfactory to Administrative Agent, and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 3.1 as requested by Administrative Agent.

          Section 5.11    Intellectual Property.      Borrower will, and will cause each Subsidiary to, obtain and maintain in full force and in effect all patents, trademarks, service marks, licenses, franchises, trade names, trade styles, copyrights, technology, formulas, know–how and processes to be used in or necessary for the construction, ownership and operation of the Project and for the current and proposed conduct of its business, and in its use thereof it will obtain all required licenses and consents and not injure or infringe upon the property or rights of any Person in any material respect.

          Section 5.12       Use of Proceeds.      Borrower shall use the proceeds of the Loan solely for a Loan Purpose or as otherwise permitted under Section 2.9.      No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that would violate Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

          Section 5.13       Title; Maintenance of Assets.      Borrower shall, and shall cause each Subsidiary to, maintain good and marketable title to its interest in the Collateral in which it has an interest and shall warrant and defend its interest and title to the Collateral against all claims that do not constitute Permitted Exceptions. Borrower shall, and shall cause each Subsidiary to, maintain and preserve the Collateral and all of its other assets and properties in good working order and condition, ordinary wear and tear excepted, such that the Collateral remains in good and safe working order and in compliance with (a) all manufacturer’s or similar provider’s suggested and/or approved maintenance programs, (b) insurance and warranty requirements and (c) applicable Legal Requirements. Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in and operate its business as presently conducted.

          Section 5.14       Operating Margin Protection.      Borrower shall employ, to the extent available for customary and usual costs, long-term hedging and price-management strategies customary and usual in the ethanol production industry, when it is reasonable to do so, for (a) the procurement of feedstocks, energy and fuel for the Project and (b) the sale of products produced by the Project. Such hedging and price management strategies will be employed to minimize any reductions in (i) the Project’s operating margin and (ii) the Project’s ability to repay the Loan in accordance with this Loan Agreement.

          Section 5.15       Deposit Accounts.      Borrower shall maintain all Deposit Accounts (as defined in the Security Agreement) with financial institutions acceptable to Administrative Agent and shall have executed and delivered all documents, agreements, instruments, including without limitation, control agreements, and taken all action requested by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a first priority perfected Lien in such Deposit Accounts, all in accordance with the Security Agreement and the other Loan Documents.

          Section 5.16       Lockbox Agreement.      Upon the request of Administrative Agent and after the occurrence and continuation of an Event of Default, Borrower shall instruct all customers and other Persons obligated with respect to all of Borrower’s accounts receivable to make all payments to Administrative Agent (by instructing that such payments be remitted to a post office box which shall be in the name and control of Administrative Agent) under a lockbox agreement (the “Lockbox Agreement”) in the form and substance satisfactory to Administrative Agent in its sole discretion, duly executed by Borrower and Administrative Agent or under other arrangements pursuant to which Borrower shall have irrevocably instructed Administrative Agent, to remit all proceeds of such payments to Administrative Agent to be applied to the

Obligations in such order and manner as Administrative Agent may elect. Any proceeds received by Borrower in violation of this Section shall be promptly delivered to Administrative Agent and until so delivered, all such proceeds shall be held in trust by Borrower for the benefit of Administrative Agent and shall be segregated from any other funds or property of Borrower.

          Section 5.17       Reorganizations.      To the extent Borrower requests consent to the corporate or other entity reorganization of Borrower, any Subsidiary or any other Credit Party as permitted by this Loan Agreement, due to the often time intensive nature of reviewing such reorganizations, Borrower agrees that the Administrative Agent may retain counsel to assist in reviewing any reorganization documentation at the Borrower’s expense, and may also require an additional review fee of at least $5,000 in the Administrative Agent’s reasonable discretion.

          Section 5.18       Further Assurances.      Borrower shall, and shall cause each Subsidiary to, at the request of Administrative Agent duly execute and deliver to Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Loan Agreement. Furthermore, Borrower shall, and shall cause each Subsidiary to, at the request of Administrative Agent or the Independent Consultant duly execute and deliver to Administrative Agent and the Independent Consultant such further instruments and do and cause to be done such further acts as may be necessary or proper, in the opinion of Administrative Agent or the Independent Consultant, for the Independent Consultant to carry out more effectively its duties, obligations and responsibilities with respect to the construction of the Project and to comply with its duties, obligations and responsibilities outlined in this Loan Agreement and the other Loan Documents.

ARTICLE VI. NEGATIVE COVENANTS

          Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any outstanding Commitment hereunder, Borrower will, and will cause each Subsidiary to, perform and observe the following covenants:

          Section 6.1       Merger, Change in Business.      Borrower shall not cause or permit any of its Subsidiaries to:

         (a)        form any Subsidiary unless promptly after the formation thereof, such Subsidiary executes and delivers to Administrative Agent a guaranty in form and substance satisfactory to Administrative Agent;

          (b)        consummate any merger or consolidation with, or purchase or otherwise acquire all or substantially all of the assets of, or any material stock, partnership, joint venture or other equity interest in, any Person, or sell, transfer or lease all or any substantial part of its assets;

          (c)        sell, dispose of, or transfer any assets, except for (i) sales of inventory in the ordinary course of business or (ii) sales of obsolete, worn-out and redundant assets in an aggregate amount not to exceed $250,000 during any fiscal year of Borrower;

          (d)        engage in any material business substantially different from its business in effect as of the date of application by Borrower for credit from Administrative Agent or as contemplated for the Project, or cease operating any such material business;

          (e)        cause or permit any other Person to assume or succeed to any material business or operations of such Credit Party; or

          (f)         liquidate or dissolve.

          Section 6.2     Use of Property; Transactions with Affiliates; Nature of Business; Financial Condition.      At no time shall Borrower, any Subsidiary or any other Credit Party, use, maintain, operate, or occupy, or allow the use, maintenance, operation, or occupancy of, any portion of the Collateral for any purpose which (a) in any manner may be dangerous unless safeguarded as required by law; (b) may constitute a public or private nuisance; or (c) may make void, voidable, or cancelable or increase the premium of any insurance then in force with respect thereto. At no time shall Borrower, any Subsidiary or any other Credit Party (i) enter into or conduct any transaction with any Affiliate of Borrower, except a transaction upon terms that are not less favorable to it than would be obtained in a comparable transaction at the same time as such transaction negotiated at arm’s-length with a Person who is not such an Affiliate; (ii) conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof or as contemplated for the Project; (iii) change its fiscal year or make any significant change in accounting treatment or reporting practices except as required by GAAP; (iv) pay or become obligated to pay any management, lease, brokerage fee or other similar expense to any Person unless approved by Administrative Agent, provided that Administrative Agent shall not unreasonably withhold or delay such approval; or (v) conduct business or allow the conduct of business or other activities on the Collateral that are not consistent with the intended uses by Borrower as contemplated and more fully described in the Prospectus.

          Section 6.3     Indebtedness.      Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (a)        the Note or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Note or other Obligations arising under the Loan Documents;

          (b)        Indebtedness under capital leases not to exceed $1,000,000 in the aggregate from time to time;

          (c)        endorsements of negotiable instruments for collection in the ordinary course of business;

          (d)        the Rex Subordinated Debt;

          (e)        the FEL Subordinated Debt (to be paid prior to the first Advance hereunder); and

(f) other Indebtedness not to exceed $5,000,000 in the aggregate at any one time outstanding to finance grain in storage and in transit.

          Section 6.4     Liens.      Except for Permitted Exceptions, Liens in favor of Administrative Agent for the benefit of Secured Parties securing the Obligations, and Liens on non-Collateral assets and the proceeds thereof securing the Indebtedness referred to in Sections 6.3(b), (d), and (e) above, Borrower shall not, and shall not permit any Subsidiary to, create or permit to exist any Liens on any property or assets of Borrower or its Subsidiaries, including any of the Collateral.

          Section 6.5     Restricted Payments.      Borrower shall not make or permit any Restricted Payment, except Borrower may prepay in full the FEL Subordinated Debt and may pay the Rex Subordinated Debt to the extent permitted in the Subordination Agreement.

          Section 6.6     Investments, Loans and Advances.      Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any investment in, or loan or advance to, any Person (an “Investment”), except that the foregoing restriction shall not apply to:

          (a)        accounts receivable arising in the ordinary course of business;

          (b)        direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

          (c)        commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

          (d)        deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively; and

          (e)        deposits in money market funds investing exclusively in Investments described in clauses (b), (c), and (d) above.

          Section 6.7     Lease Approval.      Borrower shall not, and shall not permit any Subsidiary to, enter into any Lease for any portion of the Land, Improvements, or Project without the prior written consent of Administrative Agent.

          Section 6.8     Amendments to Entity Documents and Other Agreements.      Borrower will not, and will not permit any Subsidiary to, amend its formation or governing documents without the prior written consent of Administrative Agent. Borrower will not amend, modify, waive or consent to any change or modification in any material agreement, document, contract or instrument to which it is a party, including without limitation, any Rex Subordinated Debt Documents, any FEL Subordinated Debt Documents, any Operating Contract, any Construction

Contract, any Property Contract or the Plan, except as otherwise permitted pursuant to Section 7.5.

          Section 6.9       ERISA.      Borrower will not, and will not permit any Subsidiary to, incur liabilities under Title IV of ERISA except to the extent that such liabilities would not reasonably be expected to have a Material Adverse Effect.

          Section 6.10       Financial Covenants.

          (a)          EBITDAR Coverage Ratio.      Borrower’s EBITDAR Coverage Ratio shall at all times equal or exceed 1.40 to 1.00 except, in the event that the Texas Fuel Ethanol and Biodiesel Production Incentive Program is terminated, then (i) for the fiscal quarter during which such termination occurred and the next succeeding two fiscal quarters thereafter, 1.30 to 1.00 and (ii) thereafter 1.40 to 1.00.

          (b)          Leverage Ratio.      Borrower’s Leverage Ratio shall at all times during the applicable periods below equal or exceed the ratio corresponding to the applicable period set forth below:

Period:	Ratio:
April 1, 2008 through and	3.34 to 1.00
including March 31, 2009
April 1, 2009 through and	2.93 to 1.00
including March 31, 2010
April 1, 2010 through and	2.54 to 1.00
including March 31, 2011
April 1, 2011 through and	2.17 to 1.00
including March 31, 2012
April 1, 2012 and thereafter	1.82 to 1.00

          Notwithstanding anything to the contrary contained herein, (i) in the event Borrower is not in compliance with clause (a) above, if Borrower obtains an equity investment by one or more Persons within 45 days after the occurrence of such non-compliance and in an amount sufficient to cure such non-compliance, such non-compliance shall not be deemed a Default or Event of Default hereunder, and (ii) in the event Borrower is not in compliance with clause (b) above, if Borrower obtains funds in an amount equal to the principal and interest payments due under the Loan for the next succeeding six-month period from one or more Persons and deposits same with Administrative Agent within 45 days after the occurrence of such non-compliance, such non-compliance shall not be deemed a Default or Event of Default hereunder so long as, in case of clauses (i) and (ii) above, (A) no other Default or Event of Default has occurred and is continuing, (B) Borrower has not elected to utilize clauses (i) and/or (ii) more than two times during the term of this Loan Agreement and (C) Borrower has not elected to utilize clauses (i) and (ii) during any two consecutive reporting periods.

          Section 6.11       Project Management.      Borrower shall not, and shall not permit any Subsidiary to, engage any other Person to manage the Project without Administrative Agent’s prior written consent as to such Person and the management agreement, including all amendments thereto, which consent shall not be unreasonably withheld or delayed by Administrative Agent.

          Section 6.12       Alterations.      Borrower shall not, and shall not permit any Subsidiary to, make any material alterations to the Project, including any improvements on the Land, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld.

          Section 6.13       No Commingling of Funds.      Borrower shall not, and shall not permit any Subsidiary to, commingle, or allow the commingling of, funds related to the Project, including Loan proceeds, revenues, or other receivables, with funds from any other property or business.

          Section 6.14       No Use of Administrative Agent or any Lender’s Name.      No Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of Administrative Agent, any Lender, MLPF&S, Merrill Lynch and Co., Inc. or any of their Affiliates, except as required in any applicable securities filing. Any press release mentioning this Loan facility must be (a) factual only as to the making of the Loan and not have the appearance of an endorsement, and (b) expressly pre-approved by Administrative Agent’s Equipment Finance Senior Transaction Attorney.

          Section 6.15       Swap Contract.      Borrower shall not enter into any Swap Contract without the written consent of Administrative Agent.

          Section 6.16       Burdensome Agreements.      Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or such Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to make any Restricted Payment to Borrower or any other Subsidiary, to make or repay loans or advances to Borrower or any other Subsidiary, to create or incur Guaranteed Indebtedness where the Borrower or any other Subsidiary is the primary obligor or to transfer any of its assets or properties to Borrower or any other Subsidiary; provided however, the foregoing shall not apply to restrictions or conditions imposed by applicable Legal Requirements, this Loan Agreement or any other Loan Document.

          Section 6.17       Sale or Discount of Receivables.      Neither Borrower nor any of its Subsidiaries shall discount or sell (with or without recourse) any of its notes receivables or accounts receivable.

          Section 6.18       Abandonment.      Borrower shall not abandon the Project or cease to operate the Project for any period other than (a) down-time for usual and customary maintenance or repair and (b) by reason of the occurrence of an event of Force Majeure so long as (i) such cessation of operations of the Project as a result of such Force Majeure does not continue for more than three consecutive months and (ii) such cessation is covered by business interruption insurance for such three-month period.

          Section 6.19       Sale and Leaseback Transactions.      Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

ARTICLE VII. ADDITIONAL CONSTRUCTION COVENANTS

          Borrower covenants and agrees that, so long as the Obligations or any part thereof are outstanding or any Lender has any outstanding Commitment hereunder, Borrower will, and will cause each Subsidiary to, perform and observe the following covenants:

          Section 7.1 [Reserved]

          Section 7.2       Surveys.      Borrower will furnish to Administrative Agent and the Independent Consultant, at Borrower’s expense, the following surveys prepared by a registered engineer or surveyor acceptable to Administrative Agent: (a) a pre-construction survey of the Land and any existing improvements thereon, prepared by a registered surveyor or engineer and certified to Administrative Agent, Borrower, and the Title Company, with a certification in form and substance acceptable to Administrative Agent, reflecting such matters as required by Administrative Agent, showing no state of facts objectionable to Administrative Agent, and certifying that none of the Land is located within any designated flood plain or special flood hazard area (or, in lieu thereof, Borrower shall provide evidence that Borrower has applied for and received flood insurance covering the Improvements in an amount acceptable to Administrative Agent); (b) if requested by Administrative Agent, a foundation survey, upon completion of staking the foundation for the Improvements, showing the location of the foundation and all Improvements, reflecting that the location of the Improvements will be entirely within the boundary lines of the Land, will not encroach upon any set-back line, easement, or right-of-way, and will not violate any covenant, condition, or restriction affecting the Land, and other matters customarily included in a foundation survey for the type of property and improvements being surveyed; and (c) an “as built” survey, within 60 days after substantial completion of the Improvements, showing the locations of the Improvements, and certifying that same are entirely within the property lines of the Land, do not encroach upon any easement, setback or building line or restrictions, and are placed in accordance with the Plans and all Legal Requirements affecting the Land and/or Improvements, showing and certifying to such other matters customarily shown and contained in certifications for an “as built” survey for the type of property and improvements being surveyed, and showing no state of facts objectionable to Administrative Agent. All surveys shall be in form and substance reasonably acceptable to Administrative Agent.

          Section 7.3       Appraisals.      In addition to the Appraisal contemplated in Section 3.1, Administrative Agent may, from time to time, obtain an Appraisal of all or any part of the Collateral prepared in accordance with written instructions from Administrative Agent. Administrative Agent, in Administrative Agent’s sole discretion, may (but shall have no obligation to) have any such Appraisal reviewed by another appraiser. The cost of any such Appraisal and review (if any) shall be borne by Borrower if the Appraisal (a) is obtained to confirm compliance with any financial covenants of Borrower pursuant to this Loan Agreement, (b) is obtained at least 24 months after the last appraisal of the Collateral, or (c) is obtained after the occurrence of an Event of Default. If the Appraisal cost is payable by Borrower, such cost shall be due and payable upon demand from Administrative Agent and shall be secured by the Loan Documents.

          Section 7.4       Permits; Licenses; Approvals.      Borrower shall (a) timely obtain, in accordance with the Construction Schedule and in conformity with the Plans, building permits and all other permits and licenses, and all approvals or consents of Governmental Agencies and appropriate bodies or Persons pursuant to any restrictive covenants, required with respect to the construction of the Improvements; (b) obtain prior to the date Completion has occurred, certificates of occupancy and all other permits and licenses required with respect to the occupancy and use of the Collateral for its intended purposes; and (c) obtain prior to the date Borrower has commenced operating any portion of the Project, all permits, licenses, approvals and consents of Governmental Agencies, and any other approvals or consents necessary to operate the Project for its intended purposes.

          Section 7.5       Plans and Construction Contracts, and Approvals and Amendments.      Borrower shall deliver to Administrative Agent and the Independent Consultant a true and complete copy of the Plans and each Construction Contract for Administrative Agent’s review and approval, including each amendment or supplement thereto. Administrative Agent’s approval is subject to Administrative Agent being satisfied, in Administrative Agent’s reasonable discretion, with each Contractor, each Design Professional, the terms and conditions of the Construction Contracts, all aspects of the Plans, and any other issues or matters related thereto. Each Construction Contract shall be for a fixed price or a guaranteed maximum price, and all Construction Contracts, individually and jointly, shall be in conformity with the Budget. The Plans shall incorporate all recommendations contained in any soils or geological report that is obtained with respect to the Improvements. The Plans and Construction Contracts will not be amended, altered, or changed (pursuant to change order, amendment, or otherwise) unless the same shall have been approved in advance (a) in writing by Administrative Agent (except to the extent Administrative Agent’s approval is expressly not required for such action as provided below), (b) by all requisite Governmental Agencies, (c) by each surety under payment or performance bonds (if any) covering the Construction Contracts or otherwise covering the construction of all or any portion of the Improvements; and (d) by any another third party who has a contractual or other right to approve the amendment. Borrower shall have provided evidence reasonably satisfactory to Administrative Agent of all such third party approvals, or, if requested by Administrative Agent, evidence that an approval not obtained by Borrower is not required. Administrative Agent may have the Independent Consultant review and advise Administrative Agent as to any or all of the foregoing or approve any of the foregoing on behalf of Administrative Agent. Notwithstanding the foregoing, Borrower shall not be required to obtain Administrative Agent’s approval of an amendment to the Plans made pursuant to a change order which satisfies all of the following conditions: (i) such amendment does not have a material effect on the contemplated Improvements, and complies with all Legal Requirements and other requirements applicable thereto and all other requirements of the Loan Documents; (ii) such amendment does not increase the cost of the construction of the Improvements;

(iii) such amendment does not substitute a lesser quality material; (iv) the anticipated date of Completion is not changed; (v) the Budget is not modified, including any Allocation or contingency; (vi) any such change, or all changes in the aggregate, shall not affect any structural component or the structural integrity, or the utility or appearance, of the Improvements; and (vii) Borrower, Contractor, and the Design Professional who prepared the Plans approve such amendment and the corresponding change order in writing, and a copy of such approval and change order is promptly provided to Administrative Agent or the Independent Consultant.

          Section 7.6       Construction.      No construction will be commenced or otherwise performed on the Land until after (a) the Mortgage is duly recorded in the appropriate records of the county in which the Land is located; (b) Administrative Agent and Independent Consultant have approved, in writing, the Plans, such review by Administrative Agent and Independent Consultant not to be unreasonably delayed; and (c) Administrative Agent and Independent Consultant have approved, in writing, each Construction Contract which in any way relates to, or will relate to, the construction being performed, such review by Administrative Agent and Independent Consultant not to be unreasonably delayed. Borrower will cause the construction of the Improvements (i) to be constructed pursuant to the Construction Contracts; (ii) to commence by the Construction Commencement Date and to be prosecuted with diligence and continuity until completion; (iii) to be constructed in a good and workman like manner; (iv) to comply with the Plans and all applicable Legal Requirements; and (v) to be completed on or before March 31, 2008, free and clear of Liens or claims for Liens, except for Liens created by the Loan Documents and any Liens inferior to the Lien of the Loan Documents which inferior Liens have been approved in writing by Administrative Agent. Borrower shall promptly report to Administrative Agent and the Independent Consultant any variances in which the Construction Costs with respect to any Allocation are exceeding the Budget for such Allocation. Borrower shall exercise diligent efforts to cause the Contractors to meet all time lines in the Construction Schedule, and shall amend the Construction Schedule, and provide a copy thereof to Administrative Agent and the Independent Consultant, as soon as Borrower determines that a time contained therein will not be met. Borrower must resolve all disputes arising in connection with the construction of the Improvements in a manner allowing the construction to proceed expeditiously and to be completed by March 31, 2008. Further, from time to time, Administrative Agent may direct Borrower to provide such additional reports related to the construction as Administrative Agent may reasonably request, and Borrower agrees to provide such reports promptly.

          Section 7.7       Defects and Variances.      Upon demand of Administrative Agent and at Borrower’s sole expense, Borrower shall correct (a) any structural defect in the Improvements; (b) any material variance from the Plans which is not approved in writing by Administrative Agent; (c) any non-compliance with any Legal Requirement; (d) any encroachment by any part of the Improvements or any other structures or improvements over or on any set-back line, easement, adjoining property or other restricted area; and (e) any encroachment of any adjoining structure upon the Land which any survey or inspection reflects. If Administrative Agent makes demand for Borrower to correct any such nonconformities, Borrower must promptly correct the nonconformity to Administrative Agent’s reasonable satisfaction, and Administrative Agent may (i) withhold its consent to further Advances, and (ii) with respect to a nonconformity under clauses (a), (b), (c), or (d) above, require the nonconforming work and all other work which may be affected by the nonconforming work to be stopped, until the nonconformity is completely corrected to Administrative Agent’s reasonable satisfaction. No such action by Administrative Agent will affect Borrower’s obligation to complete the Improvements on or before the Completion Date. Administrative Agent’s reliance on the recommendations of the Independent Consultant in making any demands or requiring any work to be stopped pursuant to this Section shall be deemed reasonable. Administrative Agent shall have no obligation to make demand for Borrower to correct any such nonconformity, and Administrative Agent not making a demand for Borrower to correct any such nonconformity shall not relieve Borrower from any of its obligations under the Loan Documents or otherwise with respect to construction of the Improvements, nor imply or be deemed to constitute a consent or waiver by Administrative Agent with respect to any such nonconformity. No disbursement of any Loan proceeds or other actions taken by Administrative Agent shall constitute a waiver of Administrative Agent’s rights under this Section.

          Section 7.8       Independent Consultant.      Administrative Agent shall be entitled to engage one or more Independent Consultants from time to time to assist Administrative Agent with any and all matters related to the acquisition, development, construction, or operation of the Project or requests for Advances. Borrower shall pay the reasonable fees and expenses of, and cooperate with, the Independent Consultant and cause each Design Professional and each Contractor to cooperate with the Independent Consultant in connection with the performance of the Independent Consultant’s duties. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished to the Independent Consultant such items as working details, the Plans and details thereof, samples of materials, licenses, permits, certificates of Governmental Agencies, zoning ordinances, building codes and copies of the Construction Contracts and related subcontracts (if applicable). Borrower will permit Administrative Agent, the Independent Consultant and their representatives to enter upon the Land and wherever else any of the Collateral is located for the purposes of inspecting same. Borrower acknowledges that the duties of the Independent Consultant run solely to Administrative Agent and that the Independent Consultant shall have no obligations or responsibilities whatsoever to Borrower, any Contractor, any Design Professional, or to any of Borrower’s, Contractor’s, or Design Professional’s agents, employees, contractors or subcontractors.

          Section 7.9       Contracts.      Borrower will (a) deliver to Administrative Agent (or its representatives) and the Independent Consultant immediately upon demand, counterparts and, if requested by Administrative Agent, collateral assignments of any and all contracts, bills of sale, chattel paper, statements, conveyances, receipted vouchers, or agreements of any nature under which Borrower claims title to any materials, fixtures, or personal property used or to be used in the construction of the Improvements; (b) either cause each Construction Contract to contain a provision specifically subordinating any Lien right against the Collateral to the Liens created by the Loan Documents or cause the other party thereto to execute any and all instruments, acceptable in form and substance to Administrative Agent, to accomplish the same; (c) cause each Construction Contract to be based on a fixed price or a guaranteed maximum contract amount consistent with the Budget; (d) if Administrative Agent shall request, furnish Administrative Agent and the Independent Consultant with a list of subcontractors, materialmen, vendors, and laborers who are to provide materials for or perform work with respect to the Improvements, and promptly notify Administrative Agent and the Independent Consultant of any changes to any list provided to Administrative Agent; and (e) comply with and satisfy all the terms and conditions of Borrower under each Construction Contract, any Property Contracts, and any Operating Contracts.

          Section 7.10       Affidavit of Commencement.      Within 10 days after the Construction Commencement Date, but not before construction of the Improvements has actually begun, Borrower shall file or cause to be filed in the appropriate records of the county or counties in which the Land is situated, an Affidavit of Commencement duly executed by Borrower and Contractor. The date of commencement of work set forth in such Affidavit of Commencement shall not be the date of or prior to the date on which the Mortgage was recorded.

          Section 7.11       Affidavit of Completion.      Within 10 days after construction of the Improvements has been completed, Borrower shall file or cause to be filed in the appropriate records in the county or counties in which the Land is situated an Affidavit of Completion.

          Section 7.12       Advertising by Administrative Agent and Lenders.      Upon the direction of Administrative Agent, but not otherwise, Borrower shall erect and thereafter during the Construction Phase maintain on the Land one or more advertising signs furnished by Administrative Agent and Lenders indicating that the financing for construction of the Improvements has been furnished by Administrative Agent and Lenders.

          Section 7.13       Delivery of Property Contracts.      Borrower shall deliver to Administrative Agent and the Independent Consultant a copy of each Property Contract promptly after the execution of same by all parties thereto. Within 20 days after a request by Administrative Agent, Borrower shall prepare and deliver to Administrative Agent and the Independent Consultant a complete listing of all Property Contracts, showing date, term, parties, subject matter, concessions, contractual fees and costs payable by Borrower, whether any defaults exist, and other information specified by Administrative Agent, with respect to each of such Property Contracts.

          Section 7.14       Operating Contracts.      Borrower shall deliver to Administrative Agent and the Independent Consultant a copy of each Operating Contract promptly after the execution of same by all parties thereto, such Operating Contract to be in form and substance satisfactory to Administrative Agent. Within 20 days after a request by Administrative Agent, Borrower shall prepare and deliver to Administrative Agent and the Independent Consultant a complete listing of all Operating Contracts, showing date, term, parties, subject matter, concessions, contractual fees and costs payable by Borrower, anticipated revenues to Borrower (if applicable), whether any defaults exist, and other information specified by Administrative Agent, with respect to each of such Operating Contracts. Borrower agrees to promptly execute and deliver such collateral assignments and other documents, obtain such consents, and take such other actions as Administrative Agent may reasonably request to perfect Administrative Agent’s security interest and (in the case of an Event of Default) enable Administrative Agent, at Administrative Agent’s option, to succeed to Borrower’s rights under any or all Operating Contracts. Borrower shall not amend or terminate any Operating Contract without the prior consent of Administrative Agent.

          Section 7.15       Safe Storage.      Borrower shall store all equipment, supplies and materials not affixed to or incorporated into the Improvements (a) on the Land or (b) with Administrative Agent’s prior approval, in a bonded warehouse, or other facility, acceptable to Administrative

Agent and with such agreements and certifications as Administrative Agent may require to assure the perfected security interest therein, and in each case under adequate safeguard to minimize the possibility of loss, theft, damage or commingling with other property. Upon Administrative Agent’s request, Borrower will furnish an inventory of all such equipment, supplies and materials stored off the Land, specifying their location, and will furnish such other information, including any requisition, invoice, bill of sale, evidence of insurance, evidence of bond, and other documentation, as Administrative Agent may request. Administrative Agent, or its representatives, must have the right to inspect from time to time all such equipment, supplies, and materials not stored on the Land.

          Section 7.16       Title Insurance Endorsement.      Within 15 days after Completion and the final Advance, Borrower shall cause the Title Policy to be endorsed to remove any exceptions related to completion of improvements, mechanics’ or materialmen’s liens, or pending disbursements, with no additional title change or exception objectionable to Administrative Agent.

          Section 7.17       Site Visits, Observation and Testing.      Administrative Agent and its agents and representatives shall have the right at any reasonable time to enter and visit the Project for the purpose of performing appraisals, observing the Project, inspecting the progress of construction of the Project, taking and removing soil or groundwater samples, and conducting tests on any part of the Project. Administrative Agent has no duty, however, to visit or observe the Project or to conduct tests, and no site visit, observation or testing by Administrative Agent, its agents or representatives, shall impose any liability on any of Administrative Agent, its agents or representatives. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Administrative Agent, its agents or representatives. Neither Administrative Agent, its agents nor representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Project. Administrative Agent shall give Borrower reasonable notice before entering the Project.

          Section 7.18       Project Commencement and Operation.      Borrower shall commence operating the Project for its intended purposes on or before 30 days after the date Completion shall have occurred.

          Section 7.19       Reserve Account.      Upon written request by Administrative Agent, Borrower shall establish a Special Account and maintain cash reserves in such Special Account in the amount of the reserves set forth in the budgets provided to Administrative Agent pursuant to Section 7.1 or in an amount reasonably determined by Administrative Agent as being appropriate for deferred maintenance of the Collateral.

          Section 7.20       Accounts.      Borrower agrees promptly to execute and provide such documentation and information as Administrative Agent may reasonably request in connection with opening, securing, servicing, and closing any accounts opened with financial institutions acceptable to Administrative Agent or with any Lender pursuant to this Loan Agreement. All accounts opened pursuant to this Loan Agreement shall be in such form and content and have such persons with signature authority as Administrative Agent deems acceptable, including to make an officer or officers of Administrative Agent as a required, joint signator or to make an officer or officers of Administrative Agent as the sole signator.

ARTICLE VIII. COLLATERAL

          Section 8.1     Collateral.      To secure payment and performance of the Obligations, Borrower and each other Credit Party shall grant to Administrative Agent, for the benefit of Secured Parties, Liens in and upon all of the Collateral, subject only to the Permitted Exceptions. Furthermore, Borrower shall grant, assign, and transfer to Administrative Agent, for the Secured Parties, a security interest in all accounts, and all funds in such accounts, which are established by Borrower with Administrative Agent pursuant to this Loan Agreement, including the Construction Account and any Special Account, to secure the full and timely payment of all Obligations, which accounts shall be deemed Personal Property Collateral and subject to all of the applicable provisions of the Mortgage and Security Agreement.

          Section 8.2     Collateral Assignment of Construction Contracts and Property Contracts.      As additional security for the payment and performance of the Obligations, Borrower hereby grants, transfers and assigns to Administrative Agent for the benefit of Secured Parties all of Borrower’s rights and interest, but not its obligations, in, under and to each Construction Contract and Property Contract upon the following terms and conditions:

          (a)        Borrower represents and warrants that the copy of each Construction Contract and Property Contract Borrower has furnished or will furnish to Administrative Agent and the Independent Consultant is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower’s interest therein is not subject to any Lien, claim, setoff or other encumbrance.

          (b)        Neither this assignment nor any action by Administrative Agent or any Lender shall constitute an assumption by Administrative Agent or such Lender of any obligations under any Construction Contract or Property Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby is agreeing to perform all of its obligations under each Construction Contract and Property Contract. Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including attorneys’ fees) resulting from any failure of Borrower to so perform.

          (c)        After the occurrence of an Event of Default, Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower any action which Borrower could take under or with respect to each Construction Contract and Property Contract, including such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under any Construction Contract or Property Contract or to protect the rights of Borrower or Administrative Agent and Lenders thereunder. Neither Administrative Agent nor any Lender shall incur any liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid other than liability resulting solely from the gross negligence or willful misconduct of Administrative Agent or such Lender, and Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to reasonable attorneys’ fees) incurred in connection with any such action, excluding any such loss, liabilities or expenses arising solely from the gross negligence or willful misconduct of Administrative Agent or any Lender.

          (d)        Prior to the occurrence of an Event of Default, Borrower shall have the right to exercise its rights as owner under each Construction Contract and Property Contract, provided that Borrower shall not cancel or amend any Construction Contract or Property Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of Administrative Agent. Administrative Agent shall have the right, but no obligation, to exercise its rights as attorney-in-fact granted pursuant to Section 9.4 in connection with this assignment, along with any other rights or remedies, all of which are cumulative.

          (e)        This assignment shall inure to the benefit of Administrative Agent and its successors and assigns, any purchaser upon foreclosure of the Mortgage, any receiver in possession of any portion of the Collateral and any Person affiliated with Administrative Agent which assumes Administrative Agent’s rights and obligations under this Loan Agreement.

          Section 8.3      Collateral Assignment of Plans.      As additional security for the payment and performance of the Obligations, Borrower hereby grants, transfers and assigns to Administrative Agent for the benefit of Secured Parties all of Borrower’s rights and interest in and to the Plans and hereby represents and warrants to and agrees with Administrative Agent and Lenders as follows:

          (a)        The copy of the Plans (or schedules thereof if so specified by Administrative Agent) delivered or to be delivered to Administrative Agent and the Independent Consultant is and shall be complete and accurate.

          (b)        The Plans are and shall be complete and adequate for the construction of the Improvements, and there have been no modifications thereof except as reflected in such Plans (and described in the schedules, if provided).

          (c)        Administrative Agent may use the Plans for any purpose relating to the Improvements, including inspections of construction and the Completion of the Improvements.

          (d)        Administrative Agent’s acceptance of this assignment shall not constitute approval of the Plans by Administrative Agent. Neither Administrative Agent nor any Lender has any liability or obligation in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans. Neither Administrative Agent nor any Lender has any duty to inspect the Improvements, and if Administrative Agent or any Lender should inspect the Improvements, neither Administrative Agent nor any Lender shall have any liability or obligation to Borrower or any other party arising out of such inspection. No such inspection nor any failure by Administrative Agent or any Lender to make objections after any such inspection shall constitute a representation by Administrative Agent or such Lender that the Improvements are in accordance with the Plans or any other requirement or constitute a waiver of Administrative Agent’s or such Lender’s right thereafter to insist that the Improvements be constructed in accordance with the Plans or any other requirement.

          (e)        This assignment shall inure to the benefit of Administrative Agent, Lenders and their respective successors and assigns, any purchaser upon foreclosure under the Mortgage, any receiver in possession of the Collateral and any entity which assumes Administrative Agent’s rights and obligations under this Agreement.

Section 8.4       No Obligation or Agency of Administrative Agent or any Lender.

          (a)       No Obligation by Administrative Agent or any Lenders to Construct.      Neither Administrative Agent nor any Lender has any liability or obligation in connection with the Land or Improvements or the development, construction or completion thereof or work performed thereon, and has no obligation except to disburse the Loan proceeds as herein agreed. Neither Administrative Agent nor any Lender is obligated to inspect the Improvements nor is Administrative Agent or any Lender liable, and under no circumstances shall Administrative Agent or any Lender be or become liable, for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect or insure the Collateral, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of any Credit Party to Administrative Agent or any Lender nor to any other person, firm or entity, without limitation. Nothing, including any disbursement of Loan proceeds or Borrower’s Deposit, any inspection, any other action taken pursuant to any Loan Document, or acceptance of any document or instrument, shall be construed as an assumption, representation or warranty, express or implied, on Administrative Agent’s or any Lender’s part.

          (b)       No Obligation by Administrative Agent or any Lender to Operate.      Any term or condition of any of the Loan Documents to the contrary notwithstanding, neither Administrative Agent nor any Lender shall have, and by its execution and acceptance of this Loan Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of any Credit Party or the Project. Any term or condition of the Loan Documents which permits Administrative Agent or any Lender to disburse funds, whether from the proceeds of the Loan, Borrower’s Deposit or otherwise, or to take or refrain from taking any action with respect to any Credit Party, the Collateral or any other collateral for repayment of the Loan, shall be deemed to be solely to permit Administrative Agent or a Lender to audit and review the management, operation and conduct of the business and affairs of any Credit Party, and to maintain and preserve the security given by Borrower to Administrative Agent or a Lender for the Loan, for the sole benefit of the Secured Parties, and may not be relied upon by any other Person. Further, neither Administrative Agent nor any Lender shall have assumed, nor be deemed or construed to have assumed, and by its execution and acceptance of this Loan Agreement hereby expressly disclaims any liability or responsibility for any aspect of Borrower’s business or affairs, including the management or operation of the Project, the payment or performance of any Indebtedness, or other obligation of any Credit Party, and no term or condition of the Loan Documents shall be construed otherwise.

          (c)       No Agency.      Nothing herein shall be construed as making or constituting Administrative Agent or any Lender as the agent of any Credit Party in making payments pursuant to any construction contracts or subcontracts entered into by any Credit Party for construction of the Improvements or otherwise, except to the extent, if any, the attorney-in-fact powers are construed to create an agency. The purpose of all requirements of Administrative Agent and Lenders hereunder is solely to allow Administrative Agent or any Lender to check and require documentation (including lien waivers) sufficient to protect Administrative Agent, Lenders and the Loan contemplated hereby. Borrower shall have no right to rely on any procedures required by Administrative Agent or any Lender, nor any approvals given by Administrative Agent or any Lender. Borrower hereby acknowledges that Borrower has sole responsibility for constructing the Improvements, managing and operating the Project, and conducting all other aspects of its business and affairs. Borrower has solely, on Borrower’s own behalf, selected or approved each contractor, each subcontractor and each materialman, neither Administrative Agent nor any Lender having any responsibility for any such persons or entities or for the quality of their materials or workmanship.

Section 8.5     Casualty; Condemnation.

          (a)        If the Casualty is covered by insurance, Borrower shall immediately make proof of loss and collect all insurance proceeds, all such proceeds to be payable to Administrative Agent or as Administrative Agent shall direct. If an Event of Default exists, or if Borrower shall not be proceeding, in Administrative Agent’s good faith opinion, to collect such insurance proceeds, then Administrative Agent may, but shall not be obligated to, make proof of loss, and is authorized but not obligated to settle any claim with respect thereto, and to collect the proceeds thereof. Borrower shall not accept any settlement of an insurance claim for $50,000 or more without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.

          (b)        Administrative Agent shall make the net insurance proceeds received by it (after reimbursement of Administrative Agent’s out-of-pocket costs of collecting and disbursing the same) available to Borrower to pay the cost of restoration, repair, replacement and rebuilding of Tangible Collateral, subject to the following conditions:

          (i)        There shall be no Event of Default in existence at the time of any disbursement of the insurance proceeds;

          (ii)        Administrative Agent shall have determined, in its reasonable discretion, that the cost of restoration, repair, replacement and rebuilding is and will be equal to or less than the amount of insurance proceeds and other funds deposited by Borrower with Administrative Agent

          (iii)        Administrative Agent shall have determined, in its sole discretion, that the restoration, repair, replacement and rebuilding can be completed in accordance with plans and specifications approved by Administrative Agent (such approval not to be unreasonably withheld), in accordance with codes and ordinances and in accordance with the terms, and within the time requirements in order to prevent termination, of the Construction Contracts and Operating Contracts, and in any event not less than six months prior to the Maturity Date;

          (iv)        All funds shall be disbursed, at Administrative Agent’s option, in accordance with Administrative Agent’s customary disbursement procedures for construction loans; and

          (v)        The Casualty shall have occurred more than 12 months prior to the Maturity Date.

If any of these conditions shall not be satisfied, then Administrative Agent shall have the right to use the insurance proceeds to prepay the Loan in accordance with the Loan Documents. If any insurance proceeds shall remain after completion of the restoration, repair and rebuilding of Tangible Collateral, they shall be disbursed to Borrower, or at Administrative Agent’s discretion, used to prepay the Loan in accordance with the Loan Documents.

          (c)        If any portion of the Collateral shall be subject to Condemnation, Borrower shall diligently pursue any negotiation and prosecute any proceeding in connection with the Condemnation at Borrower’s expense. If an Event of Default shall be in existence, or if Borrower, in Administrative Agent’s reasonable opinion, shall not be diligently negotiating or prosecuting the claim, Administrative Agent is authorized, but not required, to negotiate and prosecute the claim and appear at any hearing for itself and on behalf of Borrower and to compromise or settle all compensation for the Condemnation, Administrative Agent shall not be liable to Borrower for any failure by Administrative Agent to collect or to exercise diligence in collecting any such compensation except for any liability arising solely from the gross negligence or willful misconduct of Administrative Agent. Borrower shall not compromise or settle any claim resulting from the Condemnation if such settlement shall result in payment of $50,000 or more without Administrative Agent’s written consent, which consent shall not be unreasonably withheld or delayed. All awards shall be paid to Administrative Agent.

          (d)        Administrative Agent shall make the net proceeds of any Condemnation received by it (after reimbursement of Administrative Agent’s out-of-pocket costs of collecting and disbursing the same) available to Borrower for restoration, repair and rebuilding of Collateral, subject to the following conditions:

          (i)        There shall be no Event of Default in existence at the time of any disbursement of the condemnation proceeds;

          (ii)        Administrative Agent shall have determined, in its reasonable discretion, that the cost of restoration, repair, replacement and rebuilding is and will be equal to or less than the amount of condemnation proceeds and other funds deposited by Borrower with Administrative Agent.

          (iii)        Administrative Agent shall have determined, in its sole discretion, that the restoration, repair, replacement and rebuilding can be completed in accordance with plans and specifications approved by Administrative Agent (such approval not to be unreasonably withheld), in accordance with codes and ordinances and in accordance with the terms, and within the time requirements in order to prevent termination, of the Construction Contracts and Operating Contracts, and in any event not less than six months prior to the Maturity Date;

          (iv)        All funds shall be disbursed, at Administrative Agent’s option, in accordance with Administrative Agent’s customary disbursement procedures for construction loans; and

          (v)        The Condemnation shall have occurred more than 12 months prior to the Maturity Date.

If any of these conditions shall not be satisfied, then Administrative Agent shall have the right to use the condemnation proceeds to prepay the Loan in accordance with the Loan Documents. If any condemnation proceeds shall remain after completion of the restoration, repair, replacement and rebuilding of the Collateral, they shall be disbursed to Borrower, or at Administrative Agent’s discretion, used to prepay the Loan in accordance with the Loan Documents.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES Section 9.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Loan Agreement:

          (a)       Failure to Pay.      Borrower or any other Credit Party shall fail to pay when due (i) any principal or interest under any Loan Document when and as the same shall become due and payable and (ii) any fee or other amount (other than principal or interest) under any Loan Document when and as the same shall become due and payable, and in each such case such failure shall continue unremedied for a period of five days.

          (b)       Failure to Perform.      Any Credit Party shall default in the performance or observance of (i) any covenant or agreement on its part to be performed or observed under Section 5.1, 5.2, 5.3, 5.6, 5.9, 5.10, and Article VI (and such default does not constitute an Event of Default described under any other clause of this Section), and (ii) any other provision of this Loan Agreement, the Note or any of the other Loan Documents (and such default does not constitute an Event of Default described under any other clause of this Section), and such default shall continue unremedied for 10 Business Days (A) after written notice thereof shall have been given by Administrative Agent to Borrower, or (B) from Borrower’s receipt of any notice or knowledge of such default from any other source.

          (c)       Breach of Warranty.      Any representation or warranty made by any Credit Party contained in this Loan Agreement, the Note or any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made or shall become so at any time prior to repayment in full of all Obligations.

          (d)       Default Under Other Merrill Lynch Agreement.      A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with or intended for the benefit of Administrative Agent, MLPF&S or any of their Affiliates, and any required notice shall have been given and required passage of time shall have elapsed.

          (e)       Bankruptcy Event.      Any Bankruptcy Event shall occur.

          (f)        [Reserved.]

          (g)       Default Under Other Agreements.      Any event shall occur which results in any default of any material agreement involving any Credit Party or any agreement evidencing any indebtedness of any Credit Party of $50,000 or more other than a default of any agreement involving or evidencing trade payables to the extent the same is being diligently contested in good faith by appropriate proceedings.

          (h)       Collateral Impairment or Lapse in Insurance Coverage.      The loss, theft or destruction of any Collateral that is not fully covered by insurance, the occurrence of any material deterioration or impairment of any Collateral outside ordinary wear and tear or any material decline or depreciation in the value or market price thereof, which causes any Collateral, in the reasonable opinion of Administrative Agent, to become unsatisfactory as to value or character; or any levy, attachment, seizure or confiscation of more than a de minimis portion of the Collateral which is not released within 10 Business Days; or the failure to maintain insurance in accordance with Section 5.9.

          (i)       Contested Obligation.      (i) Any of the Loan Documents shall for any reason cease to be, or is asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party thereto, enforceable in accordance with its terms; or (ii) the validity, perfection or priority of Administrative Agent’s first Lien and security interest (subject to the Permitted Exceptions) on any of the Collateral is contested by any Person; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part, such Credit Party’s obligations under any Loan Document.

          (j)       Judgments.      A judgment shall be entered against any Credit Party in excess of $50,000, and the judgment is not paid in full and discharged, or stayed and bonded to the satisfaction of Administrative Agent, prior to the deadline for filing an appeal to such judgment or such earlier date that the judgment creditor is entitled to assert a lien against such Credit Party’s assets as a result of such judgment.

          (k)       Change in Control/Change in Management.      (i) Any direct or indirect sale, conveyance, assignment or other transfer of or grant of a security interest in any ownership interest of any Credit Party which results, or if any rights related thereto were exercised would result, in any change in the identity of the individuals or entities previously in control of any Credit Party; or (ii) the owner(s) of the controlling equity interest of any Credit Party on the date hereof shall cease to own and control such Credit Party; or (iii) a competent management and operations company shall for any reason cease to manage and operate the Project and such company is not replaced by another company reasonably acceptable to Administrative Agent within 45 days.

          (l)       Withdrawal, Death, etc.      The incapacity, death, withdrawal, dissolution, or the filing for dissolution of: (i) any Credit Party; or (ii) any controlling shareholder, partner, or member of any Credit Party.

          (m)       Construction.      The construction of the Improvements is (i) at any time discontinued for an unscheduled period of 10 or more consecutive days other than by reason of an event of Force Majeure, (ii) not resumed within 90 days after the date of any event of Force Majeure, or (iii) not completed by March 31, 2008, or Borrower is unable to satisfy any condition precedent to Borrower’s right to receive Advances hereunder for a period in excess of 30 days after Administrative Agent’s refusal to make any further Advances.

          Section 9.2     Remedies.      Upon the occurrence and during the continuance of any Event of Default, Administrative Agent and Lenders may at their sole option do any one or more or all of the following, at such time and in such order as Administrative Agent may in its sole discretion choose:

          (a)       Termination.      Administrative Agent or Lenders may without notice terminate their obligation to extend any credit to or for the benefit of Borrower (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of Administrative Agent or Lenders).

          (b)       Acceleration.      Administrative Agent or Lenders may declare the principal of and interest and any premium on the Note, and all other Obligations, to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest, premium and other Obligations shall automatically become due and payable without any action on the part of Administrative Agent or any Lender. The acceleration of any obligations shall not limit, negate, or cancel the Prepayment Premium, which shall for all purposes be included within the Obligations.

          (c)       Exercise Other Rights.      Administrative Agent or any Lender may exercise any or all of the remedies of a secured party under Legal Requirements and in equity, including under the UCC, and any or all of its other rights and remedies under the Loan Documents.

          (d)       Possession.      Administrative Agent may require Borrower or any other Credit Party to make the Collateral and the records pertaining to the Collateral available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to Borrower, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Borrower to the extent permitted by Legal Requirements. Administrative Agent’s sole duty with respect to the custody, safe-keeping, and physical preservation of any Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as Administrative Agent deals with similar property for its own account.

          (e)       Sale.      Administrative Agent may sell any or all of the Collateral at public or private sale (in addition to and separate from a sale pursuant to the Mortgage) upon such terms and conditions as Administrative Agent may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. Administrative Agent may purchase any Collateral at any such sale free of Borrower’s right of redemption, if any, which Borrower expressly waives to the extent not prohibited by Legal Requirements. The net proceeds of any such public or private sale and all other amounts actually collected or received by Administrative Agent pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations and to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Loan Agreement, with any remaining proceeds paid to Borrower or whoever else may be entitled thereto, and with Borrower and each other Credit Party remaining jointly and severally liable for any amount remaining unpaid after such application. Neither Administrative Agent nor any Lender has any obligation to repair, refurbish or otherwise prepare the Collateral for sale, lease or other use or disposition as authorized herein. If Administrative Agent sells any Collateral upon credit, Borrower will receive credit against the Obligations only for cash payments made by the purchaser to Administrative Agent. If the purchaser fails to pay the purchase price, then Administrative Agent may resell the Collateral, to the extent permitted by Legal Requirements.

          (f)       Delivery of Cash, Checks, Etc.      Administrative Agent may require Borrower or any other Credit Party to forthwith, upon receipt, transmit and deliver to Administrative Agent, in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Administrative Agent) which may be received by Borrower at any time in full or partial payment of any Collateral, and require that Borrower not commingle any such items which may be so received by Borrower with any other of its funds or property but instead hold them separate and apart and in trust for Administrative Agent until delivery is made to Administrative Agent.

          (g)       Notification of Account Debtors.      Administrative Agent may notify any account debtor of Borrower or any other Credit Party that its Account or Chattel Paper has been assigned to Administrative Agent for the benefit of Secured Parties and direct such account debtor to make payment directly to Administrative Agent of all amounts due or becoming due with respect to such Account or Chattel Paper; and Administrative Agent may enforce payment and collect, by legal proceedings or otherwise, such Account or Chattel Paper.

          (h)         Control of Collateral.      Administrative Agent may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, stopped in transit or repossessed goods included in the Collateral and endorse Borrower’s name on any item of payment on or proceeds of the Collateral.

          Section 9.3       Set-Off.      Administrative Agent and each Lender shall have the further right upon the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply toward payment of any of the Obligations, in such order of application as Administrative Agent and such Lender may from time to time and at any time elect, any cash, credit, deposits, accounts, financial assets, investment property, securities and any other property of Borrower which is in transit to or in the possession, custody or control of Administrative Agent or such Lender, MLPF&S or any agent, bailee, or Affiliate of such Lender or MLPF&S. Borrower hereby collaterally assigns and grants to Administrative Agent, for itself and the benefit of each Lender, a continuing security interest in all such property as Collateral and as additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have all rights in such property available to collateral assignees and secured parties under all Legal Requirements, including the UCC.

          Section 9.4       Power of Attorney.      Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of Administrative Agent, to from time to time in Administrative Agent’s sole discretion take any action and to execute any instrument which Administrative Agent may deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Documents, including to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Borrower included in the Collateral. The powers of attorney granted to Administrative Agent in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of Administrative Agent and Lenders under this Loan Agreement have been terminated.

          Section 9.5       Remedies are Severable and Cumulative.      All rights and remedies of Administrative Agent and Lenders herein are severable and cumulative and in addition to all other rights and remedies available in the Note, the other Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

          Section 9.6       No Marshalling.      Neither Administrative Agent nor any Lender shall be under any duty or obligation to (a) preserve, protect or marshal the Collateral; (b) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (c) realize upon the Collateral in any particular order or manner, (d) seek repayment of any Obligations from any particular source; (e) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan

Documents, with or without also realizing on the Collateral; (f) permit any substitution or exchange of all or any part of the Collateral; or (g) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents, whether or not such substitution or release would leave Administrative Agent and Lenders adequately secured.

          Section 9.7       Notices.      To the fullest extent permitted by Legal Requirements, Borrower hereby irrevocably waives and releases Administrative Agent and Lenders of and from any and all liabilities and penalties for failure of Administrative Agent or any Lender to comply with any statutory or other requirement imposed upon Administrative Agent or any Lender relating to notices of sale, holding of sale or reporting of any sale, and Borrower waives all rights of redemption or reinstatement from any such sale. Except as otherwise required by Legal Requirements, any notices required under Legal Requirements shall be reasonably and properly given to Borrower if given by any of the methods provided herein at least five Business Days prior to taking action. Administrative Agent or any Lender shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date. In the event Administrative Agent or any Lender seeks to take possession of any or all of the Collateral by court process, Borrower further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

          Section 9.8       Application of Funds.      During the existence of an Event of Default (including after the maturity of the Note), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to Administrative Agent, in its capacity as such (including fees, charges and disbursements of counsel to Administrative Agent);

          Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations;

          Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan;

          Fourth, to payment of that portion of the Obligations constituting obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Loan Agreement; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Legal Requirements.

          Section 9.9       Completion of the Improvements.      Administrative Agent and Lenders shall have the right, upon the occurrence of a Default or an Event of Default, in addition to any rights or remedies available to any of them under this Loan Agreement and all other Loan Documents, to enter into possession of the Collateral and perform any and all work and labor necessary to complete the Improvements in accordance with the Plans. All amounts so expended by Administrative Agent or any Lender shall be deemed to have been disbursed to Borrower as Loan proceeds and secured by the Mortgage. For this purpose, Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Administrative Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution to complete the Improvements in the name of Borrower, and hereby empowers Administrative Agent, acting as Borrower’s attorney-in-fact, as follows: to use any funds of Borrower, including any balance which may be held in escrow, any Borrower’s Deposit and any funds which may remain unadvanced under the Note, for the purpose of completing the Improvements; to make such additions and changes and corrections in the Plans which shall be necessary or desirable to complete the Improvements; to continue, amend, or terminate all or any existing Construction Contracts or subcontracts; to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be payable with respect to any Construction Contract, Property Contract, or Operating Contract, may be or become Liens, or may be necessary or desirable for the Completion of the Improvements or the clearing of title; to execute all applications, certificates, and other documents in the name of Borrower which may be required by any Construction Contract, Property Contract, or Operating Contract; and to do any and every act with respect to the construction of the Improvements which Borrower could do in Borrower’s own behalf. Administrative Agent, acting as Borrower’s attorney-in-fact, shall also have power to prosecute and defend all actions or proceedings in connection with the Collateral and to take such action and require such performance as is deemed necessary. In no event shall Administrative Agent have any obligation to take any action pursuant to its rights as attorney-in-fact. The power of attorney under this Section shall terminate upon payment of the Obligations in full or upon foreclosure (or conveyance in lieu of foreclosure) of all of the Collateral. Administrative Agent shall incur no liability if any action taken by it as attorney-in-fact as permitted above shall prove to be inadequate, invalid, or in poor judgment, so long as Administrative Agent did not act with gross negligence or willful misconduct. Borrower agrees to indemnify and hold harmless Administrative Agent from and against any loss, cost, liability, or expense (including reasonable attorneys’ fees) incurred in connection with any such action (excluding Administrative Agent’s gross negligence or willful wrongful act). The foregoing indemnity shall apply with respect to matters which in whole or in part are caused by or arise out of the negligence (but not gross negligence) (whether sole, comparative, or contributory) of Administrative Agent, but shall not apply to matters to the extent such matters are caused by or arise out of the gross negligence or willful wrongful act of Administrative Agent.

          Section 9.10       Receiver.      Administrative Agent and Lenders shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Obligations, to the appointment of a receiver of the Collateral, all operations related thereto, and the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Administrative Agent and Lenders. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on the Collateral for the benefit of Administrative Agent and Lenders, pursuant to provisions of Legal Requirements.

          Section 9.11       Right to Perform Obligations.      If Borrower shall fail to do any act or thing which it has covenanted to do under this Loan Agreement or any of the Loan Documents, or any representation or warranty on the part of Borrower contained in this Loan Agreement or any of the Loan Documents shall be breached, Administrative Agent may, in its sole discretion, after five Business Days written notice is sent to Borrower (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all reasonable amounts so expended by Administrative Agent or any Lender shall be repayable to Administrative Agent or such Lender by Borrower upon demand, with interest at the Default Rate during the period from and including the date funds are so expended by Administrative Agent or such Lender to the date of repayment, and all such amounts shall be additional Obligations. The payment or performance by Administrative Agent or any Lender of any of Borrower’s obligations hereunder shall not relieve Borrower of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default or Event of Default.

ARTICLE X. ADMINISTRATIVE AGENT

          Section 10.1   Appointment and Duties of Administrative Agent.

          (a)        The parties hereto agree that Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., shall act, subject to the terms and conditions of this Section 10.1, as Administrative Agent and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs Administrative Agent to take such action on its behalf and to exercise such powers as are specifically delegated to Administrative Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Loan Agreement, the Note and the other Loan Documents. It is expressly understood and agreed that the obligations of Administrative Agent under the Loan Documents are only those expressly set forth in this Loan Agreement. Administrative Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on their face, appear to be what they purport to be. However, Administrative Agent shall not be under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and Administrative Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

          (b)        Except as otherwise set forth in Section 11.19, Administrative Agent shall act pursuant to the instructions of Required Lenders in all matters relating to the Loan Documents.

          Section 10.2     Discretion and Liability of Administrative Agent.      Subject to Sections 10.1(b), 10.3, and 10.5, Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither Administrative Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct. Administrative Agent shall incur no liability under, or in respect of this Loan Agreement or the other Loan Documents by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

Section 10.3     Event of Default.

          (a)         Administrative Agent shall be entitled to assume that no Default or event which would constitute a Default after notice or lapse of time, or both, has occurred and is continuing, unless Administrative Agent has actual knowledge of such facts or has received notice from Borrower or a Credit Party or from a Lender in writing that such Person considers that a Default or event which would constitute a Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

          (b)         In the event that Administrative Agent shall acquire actual knowledge of any Default or event which would constitute a Default after notice or lapse of time, or both, or shall have received notice from Borrower, a Credit Party or a Lender as provided in Section 10.3(a), Administrative Agent shall promptly notify (either orally, confirmed in writing, or in writing) Lenders of such Default or event and shall take such action and assert such rights as are contemplated under this Loan Agreement and in an emergency, or if requested in writing by Required Lenders shall, take such action and assert such rights as are contemplated under this Loan Agreement. To the extent not otherwise paid by Borrower, Administrative Agent shall be indemnified pro rata by Lenders against any liability or expenses (except for any liability or expenses caused by Administrative Agent’s gross negligence or willful misconduct), including, but not limited to, travel expenses and external counsel fees and expenses, incurred in connection with taking such action as Administrative Agent, and not as a Lender. Administrative Agent may refrain from acting in accordance with any instructions from Required Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

          Section 10.4     Consultation.      When acting in connection with this Loan Agreement, or the other Loan Documents, Administrative Agent may, with the consent of Required Lenders, engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and Administrative Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

          Section 10.5     Communications to and from Administrative Agent.      When any notice, approval, consent, waiver or other communication or action is required or may be delivered by Lenders hereunder or the other Loan Documents, action by Administrative Agent (upon the direction, approval or consent of each Lender, all Lenders or Required Lenders, as applicable pursuant to the requirements set forth in this Loan Agreement) shall be effective for all purposes hereunder. Borrower and other Credit Parties may rely on any communication from Administrative Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication. Upon receipt by Administrative Agent from Borrower, any other Credit Party or any Lender of any communication it will, in turn, promptly forward such communication to Lenders; provided, however, that Administrative Agent shall not be liable for any costs, expenses or losses arising from any failure to so forward any such communication unless caused by the gross negligence or willful misconduct of Administrative Agent.

          Section 10.6       Limitations of Agency.      Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that Administrative Agent will act under the Loan Documents as Administrative Agent solely for Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other Person. Administrative Agent, in its individual capacity, may generally engage in any business with Borrower and other Credit Parties or any of their Affiliates as if it was not Administrative Agent.

Section 10.7    No Representations or Warranty.

          (a)         No Lender (including Administrative Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by Borrower, other Credit Parties or any other Person in connection therewith.

          (b)         Administrative Agent takes no responsibility for the accuracy or completeness of any information concerning Borrower and other Credit Parties distributed by Administrative Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Loan Agreement or any of the other Loan Documents.

          Section 10.8     Lender Credit Decision.      Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including Administrative Agent) or any information provided by any other Lender (including Administrative Agent) and based on the financial statements of Borrower and other Credit Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including Administrative Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement and any other documents relating thereto.

          Section 10.9     Indemnity.      Notwithstanding any of the provisions hereof, to the extent Administrative Agent has not been so indemnified by Borrower, Lenders shall severally, pro rata in respect of their respective Commitments, indemnify Administrative Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and external counsel’s reasonable fees and expenses, arising from, or in connection with, its performance as Administrative Agent hereunder and not caused by its gross negligence or willful misconduct.

          Section 10.10       Resignation.      Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to Borrower and Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by Administrative Agent, Lenders (in consultation with Borrower, provided no Default or Event of Default has occurred and is continuing) shall promptly appoint a successor agent from among Lenders.

          Section 10.11       Disbursements and Distributions.      On the date of each Loan advance, Administrative Agent shall disburse each Lender’s pro rata portion of the Loan to or at the direction of Borrower pursuant to this Loan Agreement, to the extent received by Administrative Agent from such Lender. Administrative Agent shall be responsible for promptly distributing, on the Business Day immediately following the date received by Administrative Agent, each Lender’s share of all net amounts received by Administrative Agent under any of the Loan Documents pursuant to this Loan Agreement. Each Lender shall be responsible for designating by written notice to Administrative Agent the account to which such distribution shall be deposited.

          Section 10.12       Limitation of Suits.      All rights of action and claims under this Loan Agreement and the other Loan Documents of Lenders shall be prosecuted and enforced only by Administrative Agent. Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against Borrower under this Loan Agreement or the other Loan Documents. However, notwithstanding anything contained in this Section 10.12, Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Loan Agreement and the other Loan Documents.

          Section 10.13       Right of Setoff.      Subject to the provisions of Section 2.14 hereof, upon the occurrence and during the continuation of any Event of Default, Lenders each are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by Lenders and all of the indebtedness arising in connection with this Loan Agreement irrespective of whether or not such Lender will have made any demand under this Loan Agreement, the Note or any other Loan Document. Borrower also hereby grants to each of Lenders a Lien in and hereby transfers, assigns, sets over and conveys to each of Lenders, as security for payment of the Loan, all such deposits, funds or property of Borrower or indebtedness of any Lender to Borrower. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, Lenders shall make restitution or refund to Borrower pro rata in accordance with their respective portions of the Loan. Each Lender agrees to promptly notify Borrower and Administrative Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Administrative Agent and Lenders under this Section 10.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which Administrative Agent or Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower to such Lender.

ARTICLE XI. MISCELLANEOUS

          Section 11.1       Non-Waiver.      No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy pursuant to this Loan Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Neither any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents, nor any consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Administrative Agent or Required Lenders, and any waiver in writing by Administrative Agent or Required Lenders shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall in any case entitle Borrower to any other or further notice or demand in similar or other circumstances.

          Section 11.2       Disclosure.      Borrower hereby irrevocably authorizes Administrative Agent, each Lender and each of their respective Affiliates, to at any time (whether or not an Event of Default shall have occurred) obtain from and disclose to each other any and all financial and other information about Borrower. Borrower further irrevocably authorizes Administrative Agent and each Lender to contact, investigate, inquire and obtain references and other information on Borrower from credit reporting services and agencies, former or current creditors, and other Persons and sources (including any Affiliate of Administrative Agent or such Lender) and to provide to any references, credit reporting services and agencies, creditors and other Persons and sources (including Affiliates of Administrative Agent or such Lender) all financial, credit and other information obtained by Administrative Agent or such Lender relating to Borrower.

          Section 11.3       Communications.      Delivery of an agreement, instrument or other document may, at the discretion of Administrative Agent or any Lender, be by electronic transmission. Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices, demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing, and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail return receipt required. Notices may be addressed to Borrower as set forth at its address shown in the preamble hereto, or to such other address designated in writing by Borrower, or to any office to which billing or account statements are sent; to Administrative Agent at its address shown in the preamble hereto, or at such other address designated in writing by Administrative Agent; and to each Lender at its address designated in writing by such Lender or Administrative Agent. Any such communication shall be deemed to have been given upon and received by, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier, two Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received. Any documents, agreements, reports, notices, instruments, or other items required to be delivered under the Loan Documents to the Administrative Agent and the Independent Consultant shall not be effective until both

Administrative Agent and the Independent Consultant shall have received such documents, agreements, reports, notices, instruments or such other items.

          Section 11.4       Costs and Expenses.      Borrower agrees to pay on demand all reasonable fees, costs and expenses of Administrative Agent and Lenders in connection (a) with the preparation, execution, delivery, administration, amendment and enforcement of this Loan Agreement, the Note, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including the appraisal and inspection reports required to be paid by it hereunder) and any amendment, modification or supplement hereto or thereto, including the reasonable fees and out-of-pocket expenses of counsel for Administrative Agent and Lenders, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (b) with respect to reasonable fees and out-of-pocket expenses of counsel for advising Administrative Agent and Lenders as to their respective rights and responsibilities under the Loan Documents and the transactions contemplated thereby after a Default or Event of Default, or both, shall have occurred, (c) with any filing or recording of any document or instrument, and (d) with respect to any assignment of any portion of the Obligations or the granting of any participation in the Obligations, the reasonable fees and out-of-pocket expenses (not to exceed $10,000) of counsel for the Administrative Agent, and any special counsel associated with them.

          Section 11.5       Taxes and Fees.      Unless otherwise prohibited by Legal Requirements, should any tax (other than a tax based upon the net income of any Lender) or recording or filing fee become payable in respect of any Loan Document, any of the Collateral, any of the Obligations or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Administrative Agent therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Administrative Agent harmless with respect thereto.

          Section 11.6       Further Assurances.      Borrower agrees to do such further acts and things and to execute and deliver to Administrative Agent and Lenders such additional agreements, instruments and documents as Administrative Agent may reasonably require or deem advisable to effectuate the purposes of this Loan Agreement, the Note or any of the other Loan Documents, or to establish, perfect and maintain Administrative Agent’s security interests and Liens upon the Collateral, including to cause third parties to execute and deliver waivers, releases, consents, or subordinations as deemed appropriate by Administrative Agent.

          Section 11.7       Binding Effect.      This Loan Agreement, the Note and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Administrative Agent and each Lender, Borrower and their respective successors and assigns. Borrower shall not assign any of its rights or delegate any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents without the prior written consent of Administrative Agent and each of Lenders. Unless otherwise expressly agreed to in a writing signed by Administrative Agent and each of Lenders, no such consent shall in any event relieve Borrower of any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents.

          Section 11.8       Interpretation; Construction.      (a) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (b) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because of which Person (or its representative) drafted or supplied the wording for such provision; and (c) where the context requires: (i) use of the singular or plural incorporates the other, and (ii) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

          Section 11.9 GOVERNING LAW. THIS LOAN AGREEMENT, THE NOTE AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF ILLINOIS, NOT INCLUDING ITS CONFLICT OF LAW PROVISIONS; PROVIDED THAT THE LAWS OF THE STATE WHERE REAL PROPERTY COLLATERAL IS LOCATED SHALL GOVERN WITH RESPECT TO THE CREATION, PERFECTION AND ENFORCEMENT OF RIGHTS, SECURITY INTERESTS, REMEDIES AND LIENS AGAINST THE REAL PROPERTY COLLATERAL.

          Section 11.10       Severability of Provisions.      Whenever possible, each provision of this Loan Agreement, the Note and the other Loan Documents shall be interpreted in such manner as to be effective and valid under Legal Requirements. Any provision of this Loan Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement, the Note and the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 11.11       Term.      This Loan Agreement shall become effective when accepted by Administrative Agent at its office in Chicago, Illinois, and subject to the terms hereof, shall continue in effect so long thereafter as there shall be any moneys owing hereunder or under the Note, or there shall be any other Obligations outstanding. Borrower hereby waives notice of acceptance of this Loan Agreement by Administrative Agent.

          Section 11.12       Exhibits.      The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

          Section 11.13       Counterparts; Facsimiles.      This Loan Agreement may be executed in one or more counterparts which, when taken together, constitute one and the same agreement. Signatures transmitted by facsimile or other electronic means shall be effective as originals.

          Section 11.14     JURISDICTION; WAIVER. BORROWER ACKNOWLEDGES THAT THIS LOAN AGREEMENT IS BEING ACCEPTED BY ADMINISTRATIVE AGENT AND LENDERS IN PARTIAL CONSIDERATION OF ADMINISTRATIVE AGENT’S AND EACH LENDER’S RIGHT AND OPTION, IN ITS SOLE DISCRETION, TO ENFORCE THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE BORROWER OR ANY COLLATERAL MAY BE LOCATED. BORROWER IRREVOCABLY SUBMITS ITSELF TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR

FEDERAL COURT IN THE COUNTY OF COOK FOR SUCH PURPOSES, AND BORROWER WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND THE CONVENIENCE OF ANY SUCH FORUM, AND ANY AND ALL RIGHTS TO REMOVE SUCH ACTION FROM STATE TO FEDERAL COURT. BORROWER FURTHER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST ADMINISTRATIVE AGENT OR ANY LENDER IN ANY JURISDICTION EXCEPT IN THE COUNTY OF COOK AND STATE OF ILLINOIS. BORROWER AGREES THAT ALL SUCH SERVICE OF PROCESS SHALL BE MADE BY MAIL OR MESSENGER DIRECTED TO IT IN THE SAME MANNER AS PROVIDED FOR NOTICES TO BORROWER IN THIS LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO BORROWER OR BORROWER’S AGENT. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ADMINISTRATIVE AGENT OR ANY LENDER.

          Section 11.15 JURY WAIVER. ADMINISTRATIVE AGENT, LENDERS AND BORROWER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE OBLIGATIONS, THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS LOAN AGREEMENT.

          Section 11.16       Survival.      All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Borrower shall survive the termination, discharge or cancellation of the Loan Documents.

          Section 11.17       Borrower’s Acknowledgments.      Borrower acknowledges that Borrower: (a) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (b) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (c) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

          Section 11.18       Customer Identification – USA Patriot Act Notice; OFAC and Bank Secrecy Act.      Administrative Agent and Lenders hereby notify Borrower and each other Credit Party that pursuant to the requirements of the USA Patriot Act, and Administrative Agent’s and each Lender’s policies and practices, Administrative Agent and each Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and each other Credit Party, which information includes the name and address of Borrower and each other Credit Party and such other information that will allow Administrative Agent and each Lender to identify Borrower and each other Credit Party in accordance with the USA Patriot Act. In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan, or any funds invested in the Project, to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, the Bank Secrecy Act, the Money Laundering Act of 1986, or any other Legal Requirement related to money laundering, all as amended from time to time, and (c) comply, and cause its Subsidiaries to comply, in all material respects with all Legal Requirements.

Section 11.19       Amendment.

          (a)        Neither this Loan Agreement nor any other Loan Document, nor any provision hereof or thereof, including without limitation this Section 11.19, may be amended, modified, waived, discharged or terminated, or any consent related thereto granted, orally, but only by an instrument in writing signed by Borrower and Required Lenders except as may be expressly provided in such provision hereunder or under any Loan Document; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender directly affected thereby (i) extend any Maturity Date, extend the time of payment for or reduce the amount of any scheduled principal repayment, or reduce the rate or extend the time of payment of interest on the Loan or Note (except that Administrative Agent may, in its sole discretion, without the consent of any of the Lenders, waive (A) the applicability of up to two Late Charges during the term of the Loan and (B) the applicability of the Default Rate increase for up to 30 days, provided that Administrative Agent shall not grant such waiver more than two times during the term of this Loan Agreement) or reduce the principal amount thereof, (ii) release any material amount of Collateral for the Loan (except as expressly provided in the Loan Documents), (iii) amend, modify or waive any provision of this Section 11.19, (iv) change the percentage specified in the definition of Required Lenders, (v) consent to the assignment or transfer by Borrower of any of its rights or obligations under this Loan Agreement or the other Loan Documents, (vi) amend, modify or waive any provision in this Loan Agreement or in any other Loan Document to the extent providing for payments or prepayments on the Note to be applied pro rata among Lenders, or (vii) release any Credit Party from its guaranty (except as set forth in its guaranty); provided, further, that no such amendment, modification, waiver, discharge, termination or consent shall (A) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender or (B) without the consent of Administrative Agent, amend, modify or waive any provision relating to the rights or obligations of Administrative Agent.

          (b)        This Loan Agreement shall be binding upon and inure to the benefit of Borrower, other Credit Parties, Administrative Agent and Lenders, and their respective successors and assigns, except that Borrower and other Credit Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of Administrative Agent and all Lenders.

Section 11.20       Assignments and Participations.

          (a)        Each Lender shall have the right to assign all or any portion of its portion of the Loan outstanding under this Loan Agreement or the Note to any Eligible Assignee, so long as, at least five Business Days prior to the effectiveness of such assignment (except in the case of a Related Lender Assignment, which shall be governed by the provisions of Section 11.20(b) below) (i) an Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent, (ii) the assigning Lender or the assignee pays to Administrative Agent a transfer fee in an amount equal to $3,500.00 (the “Assignment Fee”), and (iii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or its portion of the Loan, the amount of the Commitment or the portion of the Loan subject to each such assignment (determined as of the date the applicable Assignment and Acceptance is delivered to Administrative Agent) shall not be less than $2,500,000 unless the Administrative Agent otherwise consents, at which time such Eligible Assignee shall become entitled to the benefits, and subject to the requirements and obligations, of this Loan Agreement and the other Loan Documents.

          (b)        A Lender may effect a Related Lender Assignment without paying the Assignment Fee and without delivering an Assignment and Acceptance to Administrative Agent or to any other Person; provided, however, that (i) Borrower and Administrative Agent may continue to deal solely and directly with such assigning Lender until the date that is five Business Days after an Assignment and Acceptance has been delivered to Administrative Agent for recordation in the Register, (ii) the failure of such assigning Lender to deliver an Assignment and Acceptance to Administrative Agent shall not affect the legality, validity, or binding effect of such assignment as between such assigning Lender and such assignee, and (iii) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or Approved Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance, once recorded on the Related Party Register (as defined below). Subject to the provisions of this Section 11.20, Borrower agrees that each assignee party to a Related Lender Assignment shall be entitled to the benefits, and subject to the requirements and obligations, of this Loan Agreement and the other Loan Documents to the same extent as if it had consummated such assignment and acceptance by delivery of an Assignment and Acceptance to Administrative Agent.

          (c)        Administrative Agent shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of Borrower, maintain, or cause to be maintained at Administrative Agent’s office where Borrower makes payments due hereunder, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments of, and portion of the principal amount of the Loan (and stated interest thereon) (the “Registered Loans”). In the case of any Related Lender Assignment,

Lender making such Related Lender Assignment shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of Borrower, maintain a comparable register (the “Related Party Register”). The entries in the Register (or, in the case of a Related Lender Assignment, the Related Party Register) shall be conclusive and binding for all purposes, absent manifest error. Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register (and any Lender that makes a Related Lender Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Lender hereunder for all purposes of this Loan Agreement, including, without limitation, the right to receive payments of principal and interest hereunder. The Register and the Related Party Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. A Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register. Any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register or the Related Party Register. Within 30 days (five Business Days in the event of a Related Lender Assignment) after its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an assignee, and the Assignment Fee if required by the provisions of this Section 11.20, Administrative Agent or a Lender, as the case may be, shall record the information contained therein in the Register or the Related Party Register.

          (d)        Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Loan Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Advances made by it under the Loan); provided, that (i) such Lender’s obligations under this Loan Agreement (including without limitation, its Commitment) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Administrative Agent and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except that a participant that is an Affiliate or Approved Fund of the participating Lender may require such Lender to obtain such participant’s approval before such participating Lender approves any (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loan, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loan or the fees payable under this Loan Agreement, or (C) actions directly effecting a release of all or a substantial portion of the collateral or any Credit Party (except as set forth in this Loan Agreement or any other Loan Document).

          (e)        In the event that any Lender sells participations in a Registered Loan, such Lender shall, on behalf of and acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Further, any Lender shall have the right, without notice or the payment of an Assignment Fee, to encumber or hypothecate its interest to any funding source or participant (collectively, for purposes of this paragraph, a “Funding Source”) as long as such Funding Source maintains a “blind” status and such Lender continues to act in its capacity as a Lender hereunder notwithstanding the Funding Source.

          (f)        Except to the extent set forth in Section 11.20(d) above, neither any participant of a Registered Loan nor any Funding Source shall be entitled to the benefits, or subject to the requirements and obligations, of this Loan Agreement, and Borrower and Administrative Agent may continue to deal solely and directly with the participating, encumbering or hypothecating Lender.

          Section 11.21 INTEGRATION. THIS LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, CONSTITUTES THE ENTIRE UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT: (I) NO PROMISE OR COMMITMENT HAS BEEN MADE TO IT BY ADMINISTRATIVE AGENT, ANY LENDER, MLPF&S OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES TO MAKE ANY LOAN ON ANY TERMS OTHER THAN AS EXPRESSLY SET FORTH HEREIN, OR TO MAKE ANY OTHER LOAN OR OTHERWISE EXTEND ANY OTHER CREDIT TO BORROWER OR ANY OTHER PARTY; AND (II) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS LOAN AGREEMENT SUPERSEDES AND REPLACES ANY AND ALL PROPOSALS, LETTERS OF INTENT AND APPROVAL AND COMMITMENT LETTERS FROM ADMINISTRATIVE AGENT OR ANY LENDER TO BORROWER, NONE OF WHICH SHALL BE CONSIDERED A LOAN DOCUMENT. NO AMENDMENT OR MODIFICATION OF ANY OF THE LOAN DOCUMENTS TO WHICH BORROWER IS A PARTY SHALL BE EFFECTIVE UNLESS IN A WRITING SIGNED BY ADMINISTRATIVE AGENT, REQUIRED LENDERS OR ALL LENDERS AND BORROWER.

[Remainder of Page Intentionally Left Blank.]

This Loan Agreement and the other Loan Documents are executed under seal and are intended to take effect as sealed instruments.

BORROWER: LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC
By:
James P. Halbert Vice President

Accepted at Chicago, Illinois:

ADMINISTRATIVE AGENT AND LENDERS:

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:
Steve Coley
Vice President, Group Credit Manager

Construction and Term Loan Agreement – Signature Page

EXHIBIT A
TO
 LOAN AGREEMENT

Description of Land

METES AND BOUNDS DESCRIPTION of a portion of Tracts 22 and 23, William Tubbs Subdivision, Public School Land, Block A, Hockley County, Texas, according to the map, plat and/or dedication deed thereof recorded in Volume 1, Page 5 of the Plat Records of Hockley County, Texas, being further described as follows:

BEGINNING at a ½” iron rod with cap set in the North right-of-way line of Cactus Drive as recorded in Volume 36, Page 419, Deed Records of Hockley County, Texas, for the Southeast corner of this tract which bears N. 00º53’52” E., a distance of 50.00 feet from a ¾” iron pipe found at the Southeast corner of said Tract 23, William Tubbs Subdivision;

THENCE N. 89º14’ W., along said North right-of-way line, a distance of 3280.49 feet to a ½” iron rod with cap set in the East right-of-way line of F.M. Road 2646 as recorded in Volume 216, Page 112, Deed Records of Hockley County, Texas, for the Southwest corner of this tract;

THENCE Northwesterly, along said East right-of-way line around a curve to the left, said curve having a radius of 3869.83 feet, a central angle of 11º03’29”, a chord bearing of N. 00º59’46” W. and a chord distance of 745.71 feet to a ½” iron road with cap set for a point of intersection;

THENCE N. 06º31’30” W., continuing along said East right-of-way line, a distance of 614.10 feet to a ½” iron rod with cap set at a point of intersection;

THENCE Northwesterly, continuing along said East right-of-way line around a curve to the right, said curve having a radius of 3769.83 feet, a central angle of 07º18’32”, a chord bearing of N. 02º52’15” W. and a chord distance of 480.57 feet to a ½” iron rod with cap set for a point of intersection;

THENCE N. 00º45’04” E., continuing along said East right-of-way line, a distance of 1052.61 feet to a ½” iron rod with cap set in the North line of Tract 22, William Tubbs Subdivision and the South line of the South Plains & Santa Fe Railroad right-of-way, for the Northwest corner of this tract;

THENCE S. 89º14’56” E., along the South line of the South Plains & Santa Fe Railroad right-of-way as recorded in Volume 15, Page 77 of the Deed Records of Hockley County, Texas and the North line of said Tract 22, at 940.97 feet pass a ¾” iron pipe found at the Northeast corner of said Tract 22 and the Northwest corner of Tract 23, William Tubbs Subdivision, continuing along the South line of the South Plains & Santa Fe Railroad right-of-way and the North line of said Tract 23 for a total distance of 3418.75 feet to a ½” iron rod with cap set for the Northwest corner of Tract 24, William Tubbs Subdivision and the Northeast corner of said Tract 23 being the northeast corner of this tract;

THENCE S. 00º53’52” W., along the West line of said Tract 24, and the East line of said Tract 23, a distance of 2887.65 feet to the Point of Beginning.

Construction and Term Loan Agreement – Signature Page

EXHIBIT B
TO
LOAN AGREEMENT

Form of Compliance Certificate

[See Attached]

EXHIBIT C
TO
LOAN AGREEMENT

Form of Draw Request

[Letterhead of Borrower]

Date: ___________, 20_____

Merrill Lynch Capital (“Administrative Agent”)
222 North LaSalle Street
Chicago, IL 60601

          Reference is made to that certain Construction and Term Loan Agreement (“Loan Agreement”) among Levelland/Hockley County Ethanol, LLC (“Borrower”), certain lenders party thereto from time to time and Administrative Agent, dated as of September 27, 2006. The terms used and not otherwise defined in this Draw Request shall have the same meanings as provided therefor in the Loan Agreement.

A.	GENERAL.
	1	.	Construction Costs to be paid pursuant
			to this Draw Request (after deducting retainage)	$
	2	.	Advance amount requested	$
	3	.	Construction draw cut-off date		, 20
	4	.	Requested funding date (must be at least 15
Business Days from date of submission
			to Administrative Agent)		, 20
B.	FUNDS AVAILABLE TO FUND REQUESTED ADVANCE.
	1	.	Total Commitments	$
	2	.	Plus Borrower’s Deposit (not disbursed)	+$
	3	.	Plus Special Account deposits:	+$
	4	.	Less all prior Loan Advances	-$
	5	.	Equals amount available for
			additional Advances	$

		6	.	Less Borrower’s Deposit balance	-$

		7	.	Less Borrower’s Equity to be paid
				pursuant to this Draw Request	-$

		8	.	Less Special Account deposits to be paid
				pursuant to this Draw Request	-$

		9	.	Equals Advance amount available for this
				Draw Request	$

The amount on line B9 must be greater than the amount on line A2. The Construction Account and Borrower’s Deposit must be exhausted before Loan proceeds may be advanced. Borrower’s Equity and Special Account deposits must be paid before Loan proceeds are advanced to the extent contemplated in the Loan Agreement, Budget, and terms for a Special Account.

C.		RUNNING TOTAL OF AMOUNT SPENT ON CONSTRUCTION OF IMPROVEMENTS TO DATE.

		1	.	Amount of total Construction Costs
				(in the Budget).	$

		2	.	Less amount of initial Advance and Borrower’s
				Equity used for Construction Costs	-$

		3	.	Less total amount included in prior Draw
Requests from all sources (including
amounts provided by Borrower and
				prior Advances).	-$

		4	.	Equals unpaid Construction Costs	$

		5	.	Less amount of this Draw Request (A1)	-$

		6	.	Equals balance of Construction Costs
				after this Draw Request	$

	D.			REPRESENTATIONS AND WARRANTIES. Borrower hereby represents, warrants, and certifies to Lender as follows:

		1	.
Loan Agreement.      The authorized representative of Borrower executing this Draw Request on behalf of Borrower (herein referred to as “Authorized Representative”) has read the Loan Agreement and other pertinent Loan Documents and understands the Advance procedures and requirements, including (without limitation) the Draw Request procedures and the conditions precedent to an Advance. Authorized Representative has made such examination and investigation as is necessary to enable Borrower to represent, warrant, and certify as to the matters set forth in this Draw Request.

2.
Prior Advances.   All prior Advances to Borrower have been applied to the payment of obligations of Borrower for materials, labor and other costs incurred in connection with the construction of the Improvements, and for no other purpose.

3.
Draw Request and Attachments Constituting Complete Draw Package.   Attached to this Draw Request is a fully completed set of all the documents required by the Loan Agreement for the requested Advance specified in item A1 above, including a disbursement report that shows the amount of Construction Costs under this Draw Request allocable to each Allocation and the amount from each Allocation payable by Loan proceeds and other sources (identifying such other sources), and reflects the retainage for such Construction Costs. This Draw Request is accompanied by a transmittal letter to Administrative Agent which lists all of the attachments to this Draw Request which collectively comprise the draw package.

4.	Approval of Certificates for Payment. Borrower expressly approves the attached Contractor certificates for payment.

5.
Down Date Endorsement.   Borrower expressly represents that Administrative Agent will receive a title down date endorsement dated within two days prior to the Advance showing no liens or notices of liens against the Property (as defined in the Mortgage) recorded after the Mortgage was recorded.

6.
Requested Advance to Pay Costs Incurred on or Before Construction Draw Cut-off Date.   The requested Advance represents items owed by Borrower for labor, materials, and other costs incurred on or before the construction draw cut-off date specified in item A2 above.

7.
Disbursement of Proceeds of Requested Advance.   Borrower will use the proceeds of the requested Advance solely for the purpose of paying obligations owed by Borrower for labor, materials, and other costs incurred in connection with such construction as shown on the Budget and this Draw Request, and for no other purpose.

8.
Representation of Full Payment.   Upon disbursement by Borrower of the proceeds of the requested Advance, all obligations for labor, materials, and other costs incurred by Borrower in connection with such construction and which are due and payable on or before the construction draw cut-off date referred to in item A2 above will be fully and promptly paid and satisfied.

9.
Compliance with Conditions Precedent.   All covenants, agreements, and conditions required by the terms of the Loan Agreement to be performed or complied with by Borrower as conditions precedent to the funding of the requested Advance have been performed and complied with.

10.	Confirmation of Representations, Etc. As of the date hereof, the representations and warranties contained in the Loan Agreement are true and correct in all material respects and no Event of Default and/or event which, with the lapse of time or giving of notice, or both, would constitute an Event of Default, exists.

          This Draw Request is given for the purpose of inducing Administrative Agent and Lenders to disburse the requested Advance. Borrower recognizes that Administrative Agent and Lenders are relying upon this Draw Request and the accuracy of the attachments in making such Advance.

          DATED: ______________, 20___.

BORROWER: LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC, a Texas limited liability company

By:
Name:
Title:

EXHIBIT D TO

LOAN AGREEMENT

Affidavit of Commencement

          BEFORE ME, the undersigned authority, on this day personally appeared ____________________________________________, the ___________________________ of LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC, a Texas limited liability company (“Owner”), and ____________________________________, the ________________________ of ______________________________________ (“Contractor”), known to me to be the persons (collectively, “Affiants”) whose names are subscribed below, and who, being by me first duly sworn, did each on his or her oath state as follows:

1.	Owner. The name and address of Owner are:

Levelland/Hockley County Ethanol, LLC
1012 Austin Street
Levelland, Texas 79336

2.	Contractor. The name and address of Contractor are:

3.	Property. Owner is the owner of the real property (the “Land”) situated in Hockley County, Texas, more particularly described as follows:

See Exhibit A attached hereto and incorporated herein by reference for all purposes.

4.	Improvements. The improvements (which shall include all improvements by contractor, “Improvements”), which are being, or will be, constructed on the Land are generally described as follows:

5.	Original Contractors. The name and address of each original contractor (other than Contractor) with Owner, presently known, after diligent inquiry, to the Affiants, Owner or Contractor, that is furnishing, or will furnish, labor, service, or materials (including specifically fabricated materials), for the construction of the Improvements, and the nature of such labor, service or materials (including specifically fabricated materials), are as stated on Exhibit B attached hereto and incorporated herein by reference for all purposes.

          6.           Commencement Date.   Work, as contemplated by Texas Property Code §53.124(c)(4), on the Improvements actually commenced on (and not before) _______________, 20___ at approximately ___________ o’clock __.m.

          7.           Affidavit.   This Affidavit of Commencement has been jointly made by Owner and Contractor by and through an authorized representative of each, the same being the Affiants, and may be recorded by any person with the County Clerk of the county in which the Land is located, whereupon it shall be deemed to have been jointly filed by Owner and Contractor.

          DATED this ____ day of _____________, 20___.

AFFIANTS:

Print Name: ,
who is an authorized representative
of Owner

Print Name: ,
who is an authorized representative
of Contractor

SUBSCRIBED AND SWORN BEFORE ME, on this the _____ day of _______________, 20___.

[SEAL]
Notary Public, State of Texas
My Commission Expires:
Printed or Typed Name of Notary

EXHIBIT E
TO
LOAN AGREEMENT

Affidavit of Completion

          BEFORE ME, the undersigned authority, on this day personally appeared ________________________________________ (“Affiant”), the ____________________ of LEVELLAND/HOCKLEY COUNTY ETHANOL, LLC, a Texas limited liability company (“Owner”), known to me to be the person whose name is subscribed below, and who, being by me first duly sworn, did his oath state as follows:

1. Owner. The name and address of Owner are:

Levelland/Hockley County Ethanol, LLC
1012 Austin Street
Levelland, Texas 79336

          2.           Contractor.   The name and address of the original contractor (“Contractor”) are:

          3.           Improvements.   Certain improvements (“Improvements”) were furnished under an original contract (“Contract”) between Owner and Contractor, which Improvements are located on the Real Property generally described as follows:

          4.           Real Property.   Owner is the owner of the real property (“Real Property”) situated in ________________ County, Texas, on which the Improvements were constructed and are located, which Real Property is more particularly described as follows:

          See Exhibit A attached hereto and incorporated herein by reference for all purposes.

          5.           Completion.   The Improvements under the Contract between Owner and Contractor have been completed within the meaning of Texas Property Code §53.106(e), and the date of such completion was _________________, 20___ (“Date of Completion”).

          6.           Affiant.  The Affiant is an authorized representative of Owner and has been duly authorized to execute this Affidavit of Completion and cause it to be recorded with the County Clerk of the county in which the Real Property is situated.

NOTICE: A CLAIMANT MAY NOT HAVE A LIEN
ON RETAINED FUNDS UNLESS THE CLAIMANT FILES
THE AFFIDAVIT CLAIMING A LIEN NOT LATER THAN
THE 30TH DAY AFTER THE DATE OF COMPLETION.

DATED as of the _____ day of __________________, 20___.

AFFIANTS:

Print Name: ,
who is an authorized representative
of Owner

SUBSCRIBED AND SWORN BEFORE ME, on this the _____ day of _______________, 20___.

[SEAL]
Notary Public, State of Texas
My Commission Expires:
Printed or Typed Name of Notary

EXHIBIT F
TO
LOAN AGREEMENT

Budget

[See Attached]